Filed pursuant to Rule 424(b)(5)
Registration No. 333-181576

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 10, 2014 (SUBJECT TO COMPLETION)

(TO PROSPECTUS DATED MAY 22, 2012)

TELEFÓNICA EMISIONES, S.A.U.

(incorporated with limited liability in the Kingdom of Spain)

$             FLOATING RATE SENIOR NOTES DUE

guaranteed by:

TELEFÓNICA, S.A.

(incorporated with limited liability in the Kingdom of Spain)

The $             floating rate senior notes due          (the “Floating Rate Notes”, and together with any other series of notes that may be offered in this offering, the “Notes”) will bear interest at the then-applicable U.S. Dollar three-month LIBOR rate plus         % per year. Interest on the Floating Rate Notes will be payable on March     , June     , September      and December      of each year, beginning on September     , 2014, until June     ,              (the “Floating Rate Notes Maturity Date”), and on the Floating Rate Notes Maturity Date. The Floating Rate Notes will mature at 100% of their principal amount on the Floating Rate Notes Maturity Date. The Floating Rate Notes and any other series of Notes that may be offered in this offering constitute separate series of securities issued under the Indenture (as defined herein).

Subject to applicable law, the Notes of each series will be unsecured and will rank equally in right of payment with other unsecured unsubordinated indebtedness of Telefónica Emisiones, S.A.U. (the “Issuer”). The Guarantee (as defined herein) as to the payment of principal, interest and Additional Amounts (as defined herein) will be a direct, unconditional, unsecured and unsubordinated obligation of our parent, Telefónica, S.A. (the “Guarantor”), and, subject to applicable law, will rank equally in right of payment with its other unsecured unsubordinated indebtedness.

For a more detailed description of the Notes of each series and the related Guarantee, see “Description of the Notes and the Guarantee” beginning on S-18.

Investing in the Notes involves risks. See “Risk Factors” beginning on S-12.

	Price to Public		Underwriting Discounts and Commissions		Proceeds, Before Expenses, to the Issuer
Per Floating Rate Note		%		%		%
Total for Floating Rate Notes	$		$		$

Potential investors should review the summary set forth in “Taxation”, beginning on S-37, regarding the tax treatment in Spain of income obtained in respect of the Notes. In particular, income obtained in respect of the Notes will be exempt from Spanish withholding tax provided certain requirements are met, including that the Paying Agent (as defined herein) provides us and the Guarantor with certain documentation in a timely manner.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Notes to purchasers in registered book entry form through the facilities of The Depository Trust Company (“DTC”) for credit to accounts of direct or indirect participants in DTC, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., on or about June             , 2014, which will be the eighth Business Day (as defined herein) following the date of pricing of the Notes (such settlement period being referred to as “T+8”). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Application will be made for the Notes described in this Prospectus Supplement to be listed on the New York Stock Exchange (the “NYSE”).

Sole Book-Running Manager

Citigroup

The date of this Prospectus Supplement is June     , 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The second part is the accompanying Prospectus which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information contained in or incorporated by reference in this Prospectus Supplement.

In this Prospectus Supplement and any other prospectus supplements, the “Issuer”, “we”, “us” and “our” refer to Telefónica Emisiones, S.A.U., “Telefónica” or the “Guarantor” refer to Telefónica, S.A. and the “Telefónica Group” refers to Telefónica and its consolidated subsidiaries, in each case except as otherwise indicated or the context otherwise requires. We use the word “you” to refer to prospective investors in the securities.

SPANISH WITHHOLDING TAX

Potential investors should review the summary set forth in “Taxation”, beginning on S-37, regarding the tax treatment in Spain of income obtained in respect of the Notes. For these purposes, “income” means interest paid on an Interest Payment Date (as defined herein) or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes of a series (or a portion thereof) and the aggregate principal amount of such Notes (other than in the event of a Redemption for Failure to List (as defined herein)), as applicable. In particular, income obtained in respect of the Notes will be exempt from Spanish withholding tax provided certain requirements are met, including that The Bank of New York Mellon (in its capacity as paying agent, the “Paying Agent”) provides us and the Guarantor, in a timely manner, with a duly executed and completed statement providing certain details relating to the Notes, including the relevant payment date, the total amount of income to be paid on such payment date and a breakdown of the total amount of income corresponding to Notes held through each clearing agency located outside Spain (the “Payment Statement”). See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”.

If a payment of income in respect of the Notes is not exempt from Spanish withholding tax, including due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, such payment will be made net of Spanish withholding tax, currently at the rate of 21%. If this were to occur due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, affected owners of a beneficial interest in the Notes (each, a “Beneficial Owner”) will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent submits a duly executed and completed Payment Statement to us and the Guarantor no later than the 10th calendar day of the month immediately following the relevant payment date. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”.

S-i

Prospective investors should note that none of the Issuer, the Guarantor or the underwriter accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriter will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax because these procedures prove ineffective. Moreover, none of the Issuer or the Guarantor will pay any Additional Amounts (as defined herein) with respect to any such withholding.

See “Risk Factors—Risks Relating to the Guarantor, the Issuer and the Notes”.

S-ii

SUMMARY

The following brief summary is not intended to be nor is it complete and is provided solely for your convenience. It is qualified in its entirety by the full text and more detailed information contained elsewhere in this Prospectus Supplement, the accompanying Prospectus, any amendments or supplements to this Prospectus Supplement and the accompanying Prospectus and the documents that are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. You are urged to read this Prospectus Supplement and the other documents mentioned above in their entirety.

The Telefónica Group

Telefónica, S.A., the Guarantor, is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group is:

•	a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing telecommunications services; and

•	present principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

Telefónica Emisiones, S.A.U.

We are a wholly owned subsidiary of the Guarantor. We were incorporated on November 29, 2004, as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). Our share capital is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them duly authorized, validly issued and fully paid and each of a single class. We are a financing vehicle for the Telefónica Group. We have no material assets. Spanish reserve requirements must be met prior to the payment of dividends, and dividends may only be distributed out of income for the previous year or out of unrestricted reserves, and our net worth must not, as a result of the distribution, fall below our paid-in share capital (capital social). There are no other restrictions on Telefónica’s ability to obtain funds from us through dividends, loans or otherwise. Spanish Law 13/1985 of May 25, as amended, requires that the proceeds of the offering of the Notes be deposited with Telefónica on a permanent basis.

At March 31, 2014, we had no outstanding secured indebtedness and approximately €31 billion of outstanding unsecured indebtedness and the Guarantor had no outstanding consolidated secured indebtedness and approximately €56 billion of outstanding consolidated unsecured indebtedness. For additional information about the principal transactions of the Guarantor since March 31, 2014, see “Capitalization and Indebtedness”.

Our principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and our registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Our telephone number is +34 900 111 004.

THE OFFERING

For a more detailed description of the Notes and the Guarantee, see “Description of the Notes and the Guarantee”.

Issuer	Telefónica Emisiones, S.A.U.

Guarantor	Telefónica, S.A.

Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent	The Bank of New York Mellon will be acting as the Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent with respect to the Floating Rate Notes.

Notes Offered	$ aggregate principal amount of floating rate senior notes due . The Floating Rate Notes will bear the following CUSIP: , the following ISIN: and the following Common Code: .

The Floating Rate Notes and any other series of Notes that may be offered in this offering, if any, constitute separate series of securities issued under the Indenture (as defined herein).

Issue Price	%

Interest Payable on the Notes	The Floating Rate Notes will bear interest at the then-applicable U.S. Dollar three-month LIBOR rate plus % per year, payable on March , June , September and December of each year, beginning on September , 2014, until the Floating Rate Notes Maturity Date, and on the Floating Rate Notes Maturity Date.

Early Redemption for Taxation or Listing Reasons

If, in relation to the Notes of a series (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the administrative interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) we or the Guarantor, as the case may be, are or would be required to pay any Additional Amounts (as defined herein) or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to us to enable us to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot, with reasonable effort by the Guarantor, be structured to avoid such deduction or withholding, and (ii) such circumstances are evidenced by the delivery by us or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, we or the Guarantor, as the case may be, may, at our respective election and having given not less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which we or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes of such series then due.

In addition, if any series of Notes is not listed on an organized market in a member country of the Organization for Economic Co-operation and Development (“OECD”) no later than 45 days prior to the first Interest Payment Date (as defined herein) for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given not less than 15 days’ notice (ending on a day which is no later than the Business Day (as defined herein) immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date (any such redemption, a “Redemption for Failure to List”); provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, we will use our reasonable best efforts to obtain or maintain such listing, as applicable.

In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay any income in respect of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 21%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled. See “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on an Organized Market in an OECD Country”.

Optional Redemption of the Floating Rate Notes

We may, at our election and having given not less than 30 nor more than 60 days’ notice to the holders of the Floating Rate Notes in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem from time to time all or a portion of the outstanding Floating Rate Notes at a “make whole” redemption price determined in the manner set forth in this Prospectus Supplement. See “Description of the Notes and the Guarantee—Redemption and Purchase—Optional Redemption of Floating Rate Notes”.

Status of the Notes	The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. See “Description of the Notes and the Guarantee—Status of the Notes”.

Form of Notes	The Notes of each series will be initially represented by one or more global security certificates (each, a “Global Certificate”) which will be deposited with a custodian for DTC and Notes represented thereby will be registered in the name of Cede & Co., as nominee for DTC. Beneficial Owners will not receive Certificated Notes (as defined herein) unless one of the events described under the heading “Description of the Notes and the Guarantee—Form, Transfer and Registration” occurs.

A Beneficial Owner may hold beneficial interests in the Notes of a series represented by a Global Certificate directly through DTC if he or she is a DTC participant or indirectly through organizations that are DTC participants or that have accounts with DTC. In order to confirm any position that is held through an indirect participant of a clearing system, the direct participant holding the Notes directly through the relevant clearing system must confirm their indirect participant’s downstream position.

See “Description of the Notes and the Guarantee—Form, Transfer and Registration”.

Status of the Guarantee

Pursuant to the Guarantee, Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under Law 22/2003 (Ley Concursal) dated July 9, 2003 regulating insolvency proceedings in Spain (the “Insolvency Law”). See “Description of the Notes and the Guarantee—The Guarantee”.

At March 31, 2014, the Guarantor had no outstanding consolidated secured indebtedness and approximately €56 billion of outstanding consolidated unsecured indebtedness. For information about the Guarantor’s principal transactions since March 31, 2014, see “Capitalization and Indebtedness”.

Spanish Tax Law Requirements	Under the regulations established by Royal Decree 1065/2007, as amended by Royal Decree 1145/2011, income obtained in respect of the Notes will not be subject to withholding tax in Spain, provided certain requirements are met, including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement. See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”. For these purposes, “income” means interest paid on an Interest Payment Date (as defined herein) or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes of a series (or a portion thereof) and the aggregate principal amount of such Notes (other than in the event of a Redemption for Failure to List), as applicable.

The Payment Statement shall contain certain details relating to the Notes, including the relevant payment date, the total amount of income to be paid on such payment date and a breakdown of the total amount of income corresponding to Notes held through each clearing agency located outside Spain.

The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”.

If a payment of income in respect of the Notes is not exempt from Spanish withholding tax, including due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, such payment will be made net of Spanish withholding tax, currently at the rate of 21%. If this were to occur due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, affected Beneficial Owners will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent submits a duly executed and completed Payment Statement to us and the Guarantor no later than the 10th calendar day of the month immediately following the relevant payment date. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto. Neither we nor the Guarantor will pay Additional Amounts (as defined herein) in respect of any such withholding tax.

Listing	Application will be made to list the Notes of each series on the NYSE. Trading on the NYSE is expected to begin within 30 days after delivery of the Notes.

Governing Law	Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

The due authorization and the ranking of the Notes and the Guarantee shall be governed by Spanish law.

Use of Proceeds	We expect that the net proceeds from this offering, after deducting the underwriter’s discount but before expenses, will be approximately $ . We intend to deposit the net proceeds on a permanent basis with the Guarantor. The Guarantor will use such net proceeds for general corporate purposes. See “Use of Proceeds”.

Denomination and Minimum Purchase Amount	The Notes will be issued in denominations of $1,000 and integral multiples thereof. The minimum purchase amount of the Notes is $150,000.

Settlement	The underwriter expects to deliver the Notes to purchasers in registered form through DTC on or about June , 2014, which will be the eighth Business Day (as defined herein) following the date of pricing of the Notes.

Risk Factors	Investing in the Notes involves risks.

Beneficial Owners should carefully consider the risk factors in the “Risk Factors” section in this Prospectus Supplement and in Item 3.D. in Telefónica’s Form 20-F for the year ended December 31, 2013 filed with the SEC on March 21, 2014 (the “Form 20-F”).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Telefónica, S.A.

The following tables present certain selected historical consolidated financial information of Telefónica, S.A. and its subsidiaries and investees. You should read these tables in conjunction with “Operating and Financial Review and Prospects” and the Guarantor’s consolidated financial statements (including the notes thereto) included in the Form 20-F (the “Consolidated Financial Statements”). The consolidated statements of income and cash flow data for the years ended December 31, 2011, 2012 and 2013 and the consolidated statement of financial position at December 31, 2012 and 2013 set forth below are derived from, and are qualified in their entirety by reference to the Consolidated Financial Statements included in the Form 20-F. The unaudited consolidated statements of income and cash flow data for the three months ended March 31, 2013 and 2014 and the unaudited consolidated statement of financial position at March 31, 2014 set forth below are derived from, and are qualified in their entirety by reference to the Guarantor’s consolidated financial information included in the Form 6-K filed with the SEC on June 10, 2014 (SEC Accession No. 0001193125-14-231245) (the “Interim Results Form 6-K”), which, along with the Form 20-F, is incorporated herein by reference. The interim financial information contained in the Interim Results Form 6-K is incomplete in that it omits certain disclosures that are required by International Accounting Standards 34 (Interim Financial Reporting). The consolidated statements of income and cash flow data for the years ended December 31, 2009 and 2010, and the consolidated statement of financial position at December 31, 2009, 2010 and 2011 set forth below are derived from the Guarantor’s consolidated financial statements for such years. You should not rely solely on the summarized information in this section of this Prospectus Supplement.

The basis of presentation and principles of consolidation of the information below are described in detail in Notes 2 and 3.q., respectively, to the Consolidated Financial Statements. The Guarantor’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Telefónica Group from IFRS as adopted by the European Union.

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in millions of euros, except share and per share data)
Consolidated Income Statement Data of the Guarantor
Revenues	56,731	60,737	62,837	62,356	57,061	14,141	12,232
Other income	1,645	5,869	2,107	2,323	1,693	319	321
Supplies	(16,717)	(17,606)	(18,256)	(18,074)	(17,041)	(4,188)	(3,580)
Personnel expenses	(6,775)	(8,409)	(11,080)	(8,569)	(7,208)	(1,870)	(1,614)
Other expenses	(12,281)	(14,814)	(15,398)	(16,805)	(15,428)	(3,835)	(3,430)
Depreciation and amortization	(8,956)	(9,303)	(10,146)	(10,433)	(9,627)	(2,501)	(2,091)
Operating income	13,647	16,474	10,064	10,798	9,450	2,066	1,838
Share of (loss) profit of associates	47	76	(635)	(1,275)	(304)	18	1
Net finance expense	(2,767)	(2,537)	(2,782)	(3,062)	(2,696)	(643)	(648)
Net exchange differences	(540)	(112)	(159)	(597)	(170)	(31)	(154)
Net financial expense	(3,307)	(2,649)	(2,941)	(3,659)	(2,866)	(674)	(802)
Profit before taxes from continuing operations	10,387	13,901	6,488	5,864	6,280	1,410	1,037
Corporate income tax	(2,450)	(3,829)	(301)	(1,461)	(1,311)	(452)	(308)
Profit for the period from continuing operations	7,937	10,072	6,187	4,403	4,969	958	729
Profit after taxes from discontinued operations	–	–	–	–	–	–	–
Profit for the period	7,937	10,072	6,187	4,403	4,969	958	729

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in millions of euros, except share and per share data)
Non-controlling interests	(161)	95	(784)	(475)	(376)	(56)	(37)
Profit for the period attributable to equity holders of the parent	7,776	10,167	5,403	3,928	4,593	902	692

Weighted average number of shares (including in the form of ADSs) (thousands)(1)(2)	4,626,134	4,595,215	4,583,974	4,495,914	4,519,717	4,485,353	4,503,756
Basic and diluted earnings per share (or ADS) from continuing operations attributable to equity holders of the parent (euros)(1)(2)	1.68	2.21	1.18	0.87	1.01	0.20	0.15
Basic and diluted earnings per share (or ADS) attributable to equity holders of the parent (euros)(1)(2)	1.68	2.21	1.18	0.87	1.01	0.20	0.15
Cash dividends per share (or ADS) (euros)(1)(2)	1.00	1.30	1.52	0.82	0.35	–	–

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in millions of euros)
Consolidated OIBDA Data of the Guarantor
OIBDA(3)	22,603	25,777	20,210	21,231	19,077	4,567	3,929

	At December 31,					At March 31,
	2009	2010	2011	2012	2013	2014
	(in millions of euros)
Consolidated Statement of Financial Position Data of the Guarantor
Cash and cash equivalents	9,113	4,220	4,135	9,847	9,977	7,904
Property, plant and equipment	32,004	35,802	35,469	35,021	31,040	30,131
Total assets	108,141	129,775	129,623	129,773	118,862	112,162
Non-current liabilities	56,931	64,599	69,662	70,601	62,236	58,537
Equity (net)	24,274	31,684	27,383	27,661	27,482	27,198
Capital stock	4,564	4,564	4,564	4,551	4,551	4,551

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
Financial Ratios of the Guarantor
Operating income/revenues from operations (ROS) (%)	24.06%	27.12%	16.02%	17.32%	16.56%	14.61%	15.02%
Ratio of earnings to fixed charges(4)	3.9	5.2	3.0	2.8	2.8	2.6	2.2

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(in millions of euros)
Consolidated Cash Flow Data of the Guarantor
Net cash from operating activities	16,148	16,672	17,483	15,213	14,344	2,464	2,347
Net cash used in investing activities	(9,300)	(15,861)	(12,497)	(7,877)	(9,900)	(2,928)	(428)
Net cash used in financing activities	(2,281)	(5,248)	(4,912)	(1,243)	(2,685)	(2,740)	(3,215)

	At December 31,			At March 31,
	2011	2012	2013	2014
	(in thousands)
Statistical Data of the Guarantor(5)
Fixed telephony accesses(6) (7)	40,119.2	40,002.6	39,338.5	37,593.5
Internet and data accesses	19,134.2	19,402.6	19,102.0	18,121.9
Narrowband accesses	909.2	653.2	510.8	421.0
Broadband accesses(8) (9)	18,066.3	18,596.2	18,447.8	17,585.5
Other accesses(10)	158.7	153.1	143.4	115.4
Mobile accesses	238,748.6	247,346.9	254,717.2	247,534.1
Pre-pay accesses(11)	162,246.9	165,821.9	165,557.0	161,410.9
Contract accesses(12)	76,501.7	81,525.0	89,160.3	86,123.3
Pay TV accesses	3,309.9	3,336.2	3,602.2	3,567.1
Unbundled local loop (ULL) accesses	2,928.7	3,308.8	3,833.4	3,910.8
Shared ULL accesses	205.0	183.5	130.6	116.1
Full ULL accesses	2,723.7	3,125.3	3,702.9	3,794.7
Wholesale ADSL accesses	849.3	845.4	866.9	746.8
Other accesses	1,518.0	1,577.1	1,658.2	1,670.1

Total accesses	306,607.8	315,819,6	323,118.4	313,144.3

Final clients accesses	301,311.8	310,088.3	316,759.9	306,816.6

Wholesale accesses	5,296.0	5,731.3	6,358.5	6,327.7

	At December 31,			At March 31,
	2011	2012	2013	2014
	(in millions of euros)
Consolidated Net Financial Debt and Net Debt of the Guarantor(13)
Non-current interest-bearing debt	55,659	56,608	51,172	47,422
Current interest-bearing debt	10,652	10,245	9,527	8,609

Gross financial debt	66,311	66,853	60,699	56,031

Other non-current payables	1,583	1,639	1,145	1,108
Other current payables	—	145	99	106
Non-current financial assets(14)	(4,830)	(5,605)	(4,468)	(3,551)
Current financial assets	(2,625)	(1,926)	(2,117)	(3,066)
Cash and cash equivalents	(4,135)	(9,847)	(9,977)	(7,904)

Net financial debt	56,304	51,259	45,381	42,724

Net commitments related to workforce reduction	1,810	2,036	2,270	2,084

Net debt	58,114	53,295	47,651	44,808

(1)	The per share and per ADS computations for all periods presented have been presented using the weighted average number of shares (including in the form of ADSs), outstanding for each period, and have been adjusted to reflect the stock dividends which occurred during the periods presented, as if these had occurred at the beginning of the earliest period presented. In accordance with IAS 33 (“Earnings per share”), the weighted average number of ordinary shares (including in the form of ADSs) outstanding for each of the periods covered has been restated to reflect the issuance of shares pursuant to Telefónica’s scrip dividend in June 2012. As a consequence, basic and diluted earnings per share (or ADS) have also been restated from 2009 to 2011.
(2)	Until January 20, 2011, each ADS represented the right to receive three ordinary shares. Since January 21, 2011, each ADS represents the right to receive one ordinary share. The above figures have been restated accordingly. Figures do not include any charges of the ADS depositary.
(3)	Operating income before depreciation and amortization, or OIBDA, is calculated by excluding depreciation and amortization expenses from the Guarantor’s operating income in order to eliminate the impact of generally long-term capital investments that cannot be significantly influenced by the Guarantor’s management in the short term. The Guarantor’s management believes that OIBDA is meaningful for investors because it provides an analysis of the Guarantor’s operating results and its segment profitability using the same measure used by its management. OIBDA also allows the Guarantor to compare its results with those of other companies in the telecommunications sector without considering their asset structure. The Guarantor uses OIBDA to track its business evolution and establish operational and strategic targets. OIBDA is also a measure commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry. OIBDA is not an explicit measure of financial performance under IFRS and may not be comparable to other similarly titled measures for other companies. OIBDA should not be considered an alternative to operating income as an indicator of the Guarantor’s operating performance, or an alternative to cash flows from operating activities as a measure of its liquidity.

The following table provides a reconciliation of OIBDA to operating income for the Guarantor for the periods indicated.

	For the year ended December 31,					For the three months ended March 31,
	2009	2010	2011	2012	2013	2013	1014
	(in millions of euros)
OIBDA	22,603	25,777	20,210	21,231	19,077	4,567	3,929
Depreciation and amortization	(8,956)	(9,303)	(10,146)	(10,433)	(9,627)	(2,501)	(2,091)

Operating income	13,647	16,474	10,064	10,798	9,450	2,066	1,838

(4)	For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before taxes from continuing operations plus share of profit or loss of associates, dividends from joint ventures and associates, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges and capitalized interest.
(5)	“Access” refers to a connection to any of the telecommunications services offered by the Telefónica Group. Because a single fixed customer may contract for multiple services, the Guarantor counts the number of accesses, or services a customer has contracted for. For example, a customer that has fixed line telephony service and broadband service represents two accesses rather than one. The following are the main categories of accesses:

•

Fixed telephony accesses: includes public switched telephone network, or PSTN, lines (including public use telephony), and integrated services digital network, or ISDN, lines and circuits. For purposes of calculating the Telefónica Group’s number of fixed line accesses, the Guarantor multiplies the Telefónica Group’s lines in service as follows: PSTN (x1); basic ISDN (x1); primary ISDN (x30, x20 or x10); 2/6 digital accesses (x30).

•

Internet and data accesses: includes retail broadband accesses (retail asymmetrical digital subscriber line “ADSL,” very high bit-rate digital subscriber line (“VDSL”), satellite, fiber optic and circuits over 2 Mbps), narrowband accesses (internet service through the PSTN lines) and other accesses, including the remaining non-broadband final client circuits. “Naked ADSL” allows customers to subscribe for a broadband connection without a monthly fixed line fee.

•	Pay TV: includes cable TV, direct to home satellite TV, or DTH, and Internet Protocol TV, or IPTV.

•

Mobile accesses: the Guarantor counts each active SIM as an access regardless of the number of services contracted through the SIM. Mobile accesses include accesses to mobile network for voice and/or data services (including connectivity). Mobile accesses are categorized into contract and prepay accesses.

•

Mobile broadband includes Mobile Internet (internet access from devices also used to make voice calls e.g. smartphones), and Mobile Connectivity (internet access from devices that complement fixed broadband, such as PC Cards/dongles, which enable large amounts of data to be downloaded on the move).

•

Unbundled/shared local loop, or ULL: includes accesses to both ends of the copper local loop leased to other operators to provide voice and DSL services (fully unbundled loop, fully ULL) or only DSL service (shared unbundled loop, “shared ULL”).

(6)	PSTN (including Public Use Telephony) x1; ISDN Basic access x1; ISDN Primary access; 2/6 Access x30. Includes the Telefónica Group’s accesses for internal use and total fixed wireless. Includes VoIP and Naked ADSL.
(7)	In the second quarter of 2013, 209 thousand accesses were disconnected due to the disposal of the assets of the fixed business in UK. In the first quarter of 2014, 45 thousand fixed wireless inactive accesses were disconnected in Mexico.
(8)	Includes ADSL, satellite, optical fiber, cable modem and broadband circuits.
(9)	In the second quarter of 2013, 511 thousand accesses were disconnected due to the disposal of the assets of the fixed business in UK.
(10)	Retail circuits other than broadband.
(11)	In the first quarter of 2014, 1.9 million inactive accesses were disconnected in Mexico.
(12)	In the first quarter of 2013, 114 thousand inactive accesses were disconnected in the Czech Republic. In the first quarter of 2014, 569 thousand inactive accesses were disconnected in Spain.
(13)	This information provides a reconciliation of net financial debt and net debt to gross financial debt for the Guarantor as at the dates indicated. The Guarantor calculates net financial debt by deducting the positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date and other interest-bearing assets (each of which are components of non-current financial assets in the Guarantor’s consolidated statement of financial position), current financial assets and cash and cash equivalents from the sum of (i) current and non-current interest-bearing debt (which includes the negative mark-to-market value of derivatives with a maturity beyond one year) and (ii) other payables (a component of non-current trade and other payables in the Guarantor’s consolidated statement of financial position). The Guarantor calculates net debt by adding to net financial debt those commitments related to financial guarantees, not considered as net financial debt, and those related to workforce reduction. The Guarantor believes that net financial debt and net debt are meaningful for investors because they provide an analysis of its solvency using the same measures used by its management. The Guarantor uses net financial debt and net debt to calculate internally certain solvency and leverage ratios used by its management. Neither net debt nor net financial debt as calculated by the Guarantor should be considered an alternative to gross financial debt (the sum of current and non-current interest-bearing debt) as a measure of the Guarantor’s liquidity.
(14)	Positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date or statement of financial position date and other interest-bearing assets.

RISK FACTORS

In addition to the other information contained in or incorporated into this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully consider the risks described below as well as those described in Item 3.D. in the Form 20-F before making any investment decisions. The risks described below are not the only ones that we or the Guarantor face. Additional risks not currently known to us or the Guarantor or that we or the Guarantor currently deem immaterial may also impair our, or the Guarantor’s, business and results of operations. Our, or the Guarantor’s, business, financial condition and results of operations could be materially adversely affected by any of these risks, and investors could lose all or part of their investment.

Risks Relating to the Guarantor, the Issuer and the Notes

We will have to withhold Spanish withholding tax from any income payment on the Notes unless certain requirements are met.

Under the regulations established by Royal Decree 1065/2007, as amended by Royal Decree 1145/2011, income obtained in respect of the Notes will not be subject to withholding tax in Spain provided certain requirements are met, including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement. See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”. The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”. However, these procedures may prove ineffective. Furthermore, changes in Spanish tax laws or regulations or in the administrative interpretation thereof may render these procedures inadequate or insufficient to allow payments of income under the Notes to be made free and clear of Spanish withholding tax. Prospective investors should note that none of the Issuer, the Guarantor or the underwriter accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriter will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax (currently at the rate of 21%) because these procedures prove ineffective. Moreover, none of the Issuer or the Guarantor will pay any Additional Amounts (as defined herein) with respect to any such withholding. If a payment of income in respect of the Notes is not exempt from Spanish withholding tax, including due to any failure by the Paying Agent to deliver a duly executed and completed Payment Statement, Beneficial Owners may have to apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

U.S. Foreign Account Tax Compliance Withholding

Under certain provisions of the U.S. Internal Revenue Code and Treasury regulations promulgated thereunder (commonly referred to as “FATCA”) a 30% withholding tax may apply to (i) certain payments from sources within the United States and (ii) certain “foreign passthru payments” made by a foreign financial institution (an “FFI”), including an FFI in the chain of ownership between an ultimate beneficial owner and the issuer of an obligation that has entered into an agreement with the U.S. Internal Revenue Service (the “IRS”) pursuant to which it agrees to certain due diligence, reporting and withholding functions (such an FFI referred to as a “PFFI”). FATCA withholding may apply to payments made by a PFFI to (a) an FFI that is not a PFFI and is not otherwise exempt from FATCA and to (b) certain other payees who fail to provide sufficient identifying information (including, in certain cases, regarding their U.S. owners). Certain aspects of the application of these rules are modified by intergovernmental agreements between the United States and certain other countries (“Intergovernmental Agreements”), including Spain. FATCA withholding does not apply to debt instruments outstanding on July 1, 2014, unless they are materially modified on or after such date. In addition, the term

“foreign passthru payment” is not defined currently and withholding on foreign passthru payments will not apply until January 1, 2017 at the earliest. It is also uncertain how foreign passthru payment withholding will apply under Intergovernmental Agreements, if at all. Given the uncertainty of the FATCA provisions, although the Issuer does not expect FATCA withholding to apply to payments it makes on the Notes, FATCA may impact payments by custodians or intermediaries in the payment chain between the Issuer and the ultimate beneficial owner. The Issuer and the Guarantor have no responsibility for any FATCA withholding applied by any such custodians or intermediaries in the ownership chain and would not be required to pay any additional amounts were any amount deducted or withheld from any payment pursuant to FATCA. Investors should consult their own advisors with respect to FATCA and its application to the Notes and should consider carefully the FATCA compliance status of any financial intermediaries in the chain of ownership through which they hold Notes.

If the Notes of a series are not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date for the Notes of such series, we or the Guarantor, as the case may be, may, at our respective option, redeem such series of Notes without penalty or premium.

If any series of Notes is not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described herein, redeem all of the outstanding Notes of such series at their principal amount without any penalty or premium in respect thereof, together with accrued interest, if any, thereon to but not including the redemption date. In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay any income in respect of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 21%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled. We have committed to use reasonable best efforts to make an application to list the Notes on the NYSE; however, no such listing can be assured. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”. For a description of the Spanish tax treatment applicable to the income, if any, paid on the Notes upon an early redemption of such Notes as a result of such Notes not being listed on an organized market in an OECD country, see “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on an Organized Market in an OECD Country”.

There are certain risks relating to the coordination of certain provisions of U.S. and Spanish law.

In Spain, issuers of debt securities such as the Notes are generally required to have a standing committee of securities holders (sindicato de obligacionistas) that is represented by a commissioner (comisario). The Indenture (as defined herein), however, is required to be qualified under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the Trust Indenture Act contains mandatory provisions related to the appointment of a trustee that are difficult to reconcile with such standing committee and commissioner requirements. Neither Spanish law nor Spanish case law specifically addresses a transaction, such as this offering of Notes, where a Spanish sociedad anónima, such as us, carries out an issuance of debt instruments in the United States registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and pursuant to an indenture qualified under the Trust Indenture Act. However, based on certain considerations, including the opinion of scholars that have addressed such issue, Spanish counsel has advised that none of the sale of the Notes by us pursuant to the offering, the execution by us and the Guarantor of the Indenture or the consummation by us or the Guarantor of any transactions contemplated thereby will conflict with, result in a breach of, or constitute a default under the by-laws of the Issuer or the Guarantor, any Spanish law or any regulation known by such Spanish counsel to be applicable to us or the Guarantor. Accordingly, no such committee and commissioner exists with respect to the Notes. We cannot assure you that a Spanish court would not find that the validity or other characteristics of the Notes are affected by the absence of such committee or commissioner. The lack of such committee and commissioner does not, however, affect the validity of the Guarantee granted by the Guarantor in respect of the Notes.

If a public market for the Notes does not develop, your ability to resell the Notes and the market price of the Notes may be adversely affected.

Each series of Notes is a new issue of securities for which a public market may not develop. If the Notes of a series are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, general economic conditions, our performance and other factors. Although applications will be made for the Notes of each series to be admitted to listing on the NYSE, there is no assurance that such applications will be accepted or that the Notes will be so admitted. We have been advised by the underwriter that it intends to make a market in the Notes after the completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Your right to receive payments of interest and principal on the Notes and the Guarantee is effectively junior to certain other obligations of the Issuer and the Guarantor.

The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. Pursuant to the Guarantee, the Guarantor will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under the Insolvency Law. However, the Notes and the Guarantee will be effectively subordinated to all of, respectively, our and the Guarantor’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and other obligations that rank senior under Spanish law. At March 31, 2014, the Guarantor had no outstanding consolidated secured indebtedness and approximately €56 billion of outstanding consolidated unsecured indebtedness. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. As a result, the Guarantee is also structurally subordinated to all indebtedness of subsidiaries of Telefónica insofar as any right of Telefónica to receive any assets of any of its subsidiaries or equity affiliates upon Telefónica’s liquidation, dissolution, winding up, receivership, reorganization or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the Guarantee to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s or equity affiliate’s creditors (including trade creditors and holders of debt or guarantees issued by such subsidiary).

You may be unable to enforce judgments obtained in U.S. courts against us or the Guarantor.

All of our directors and substantially all the directors and executive officers of the Guarantor are not residents of the United States, and substantially all the assets of these companies are located outside of the United States. As a consequence, you may not be able to effect service of process on these non-U.S. resident directors and executive officers in the United States or to enforce judgments against them outside of the United States. We have been advised by our Spanish counsel, Uría Menéndez Abogados, S.L.P., that there is doubt as to whether a Spanish court would enforce a judgment of liability obtained in the United States against us or the Guarantor predicated solely upon the securities laws of the United States. See “Enforceability of Certain Civil Liabilities” in the accompanying Prospectus.

The amount of interest payable on the Floating Rate Notes is set only once per period based on the three-month LIBOR on the Determination Date (as defined herein), which rate may fluctuate substantially.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable Determination Date, you will not benefit from three-month LIBOR at any time other than on the Determination Date for such interest period. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the Floating Rate Notes.

USE OF PROCEEDS

We expect that the net proceeds from this offering, after deducting the underwriter’s discount but before expenses, will be approximately $            . We intend to deposit the net proceeds on a permanent basis with the Guarantor. The Guarantor will use such net proceeds for general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of the Guarantor on an unaudited consolidated basis in accordance with IFRS at March 31, 2014 and as adjusted to reflect the issuance of $             aggregate principal amount of Notes (converted into euros at the European Central Bank buying rate for euros at March 31, 2014 of $1.3788 per €1.00) and the application of the net proceeds thereof as described in “Use of Proceeds”. The European Central Bank buying rate for euros at June 6, 2014 was $1.3642 per €1.00.

	At March 31, 2014
	Actual	As adjusted(1)
	(in millions of euros) (unaudited)
Cash and cash equivalents	7,904

Equity	27,198	27,198
Equity attributable to equityholders of the parent	21,479	21,479
Non-controlling interests	5,719	5,719
Outstanding indebtedness	56,031
Long-term debt	47,422
Short-term debt including current maturities	8,609	8,609

Total capitalization and indebtedness	83,229

(1)	Reflects the issuance of $ million aggregate principal amount of Notes and the application of the net proceeds thereof (after deducting the underwriter’s discount but before expenses). The net proceeds of the offering (after deducting the underwriter’s discount but before expenses) are included under “Cash and cash equivalents” pending the application thereof.

The following reflects the issuances of securities by the Telefónica Group and the other principal transactions affecting the capitalization of the Guarantor (on a consolidated basis) after March 31, 2014:

•

On April 10, 2014, the Issuer issued three-year notes in an aggregate principal amount of €200 million under its Guaranteed Euro Medium Term Note Program approved by the Financial Conduct Authority (formerly known as the Financial Services Authority) in London on June 12, 2013 (the “EMTN”). On June 4, 2014 the Issuer reopened these notes. The retap amount of the tap issuance was €100 million, increasing the total amount of the series of instruments outstanding to €300 million. These notes were guaranteed by the Guarantor.

•	On May 7, 2014, the Guarantor paid a dividend of €0.40 per share in cash corresponding to the second tranche of the 2013 dividend which in total amounted to €0.75 per share.

•	On May 27, 2014, the Issuer issued eight-year notes in an aggregate principal amount of €1,250 million under the EMTN. These notes were guaranteed by the Guarantor.

•

On May 29, 2014, the Guarantor redeemed the remaining outstanding notes issued on November 29, 2012 in an aggregate principal amount of €582 million (these notes were partially redeemed on November 29, 2013).

•

On May 29, 2014, Telefonica Finance USA, LLC, a wholly-owned subsidiary of the Issuer, announced that on June 30, 2014 it will redeem the remaining outstanding preferred securities issued on December 30, 2002 in an aggregate principal amount of €59 million. These preferred securities were guaranteed by the Guarantor.

DESCRIPTION OF THE NOTES AND THE GUARANTEE

The following is a summary of the terms of the Notes. Each series of Notes will be issued under an indenture (the “Base Indenture”), dated May 22, 2012 among us, the Guarantor and The Bank of New York Mellon, a New York banking corporation, as trustee (in such capacity, the “Trustee”), as supplemented, with respect to the Floating Rate Notes, by the Third Supplemental Indenture and with respect to each other series of Notes issued pursuant to this offering, if any, by another supplemental indenture, each to be dated as of or around June     , 2014, among us, the Guarantor and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent and Paying Agent and, with respect to the Third Supplemental Indenture, as Calculation Agent (the Base Indenture, as supplemented, the “Indenture”). Each series of Notes will be issued pursuant to the resolutions adopted by our sole shareholder on May 9, 2012 and reflected in a public deed of issuance executed and registered with the Mercantile Registry of Madrid (the “Public Deed of Issuance”) on or prior to the date of settlement of the offering, which is currently expected to be on or around June     , 2014. The Floating Rate Notes shall be designated as our Series Q debt securities in the Public Deed of Issuance.

The following summary of material provisions of each series of Notes, the Guarantee and the Indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Notes, the Guarantee and the Indenture, including the definitions of the terms provided therein. Upon request, you may obtain a copy of the Public Deed of Issuance and the Indenture from the Trustee.

General

The Floating Rate Notes will be issued in $             aggregate principal amount and will mature at 100% of their principal amount on June,              (including any earlier date on which the principal of the Floating Rate Notes becomes due and payable, the “Floating Rate Notes Maturity Date”, and together with any date on which the principal of any Notes becomes due and payable, a “Maturity Date”). The Notes may be offered and sold in multiple series with different maturities, interest rates and other terms. The Notes of each series will be issued only in registered form in denominations of $1,000 and integral multiples thereof. No series of Notes will be entitled to the benefit of any sinking fund or similar custodial arrangement.

The Floating Rate Notes and each other series of Notes issued pursuant to this offering, if any, constitute separate series of securities issued under the Indenture. The Indenture provides that, in addition to the Floating Rate Notes and each other series of Notes issued pursuant to this offering, if any, notes, bonds and other evidences of indebtedness of other series may in the future be issued thereunder without limitation as to aggregate principal amount. Unless otherwise provided pursuant to the Indenture for a series of Notes, we may from time to time, without the consent of the holders of Notes of such series, create and issue further Notes having the same terms and conditions as the previously issued Notes of such series in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or the issue price), so that such further issue shall be consolidated and form a single series with the outstanding Notes of such series; provided, however, that any such further issuance will only be made under the same CUSIP or other identifying number if such additional Notes are fungible with the outstanding Notes for U.S. federal income tax purposes.

Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis.

Payment of Interest

The Notes of each series will bear interest from June     , 2014 or from the most recent date through which we have paid or provided for interest on the Notes of such series.

The interest rate per annum for the Floating Rate Notes will be reset on the first day of each Interest Period (as defined below) and will be equal to LIBOR (as defined below) plus         % as determined by the Calculation Agent. The Bank of New York Mellon will act as Calculation Agent. The amount of interest for the Floating Rate

Notes for each day such Floating Rate Notes are outstanding, which is referred to as the “Daily Interest Amount,” will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of Floating Rate Notes on that day. The amount of interest to be paid on the Floating Rate Notes for each Interest Period, as defined below, will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.

We or the Guarantor, as the case may be, will pay interest on the Floating Rate Notes quarterly on each March         , June         , September          and December         of each year beginning on September     , 2014, until the Floating Rate Notes Maturity Date, and on the Floating Rate Notes Maturity Date. Each of the dates on which interest on the Floating Rate Notes will be paid is referred to as a “Floating Interest Payment Date” and, together with each date on which interest on any series of Notes that may be offered in this offering will be paid, as an “Interest Payment Date”. If any Floating Interest Payment Date would fall on a day that is not a Floating Rate Business Day, other than the Floating Interest Payment Date that is also a Floating Rate Notes Maturity Date, that Floating Interest Payment Date will be postponed to the following day that is a Floating Rate Business Day, except that if such next Floating Rate Business Day is in a different month, then that Floating Interest Payment Date will be the immediately preceding day that is a Floating Rate Business Day. For the purposes of this Prospectus Supplement, a “Floating Rate Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York, London, England or the city of Madrid, Spain, are authorized or required by law or executive order to close.

Except as described below for the first Interest Period, on each Interest Payment Date, we or the Guarantor, as the case may be, will pay interest on the Notes of each series for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day immediately preceding such relevant Interest Payment Date. The first Interest Period for the Floating Rate Notes and any other series of Notes that may be offered in this offering will begin on and include June             , 2014 and, subject to the immediately preceding paragraph, will end on and include September             , 2014. Each period for which interest is payable on the Floating Rate Notes and any other series of Notes that may be offered in this offering is referred to as an “Interest Period”.

“Determination Date” with respect to any Interest Period will be the second London Banking Day preceding the first day of that Interest Period.

“LIBOR” with respect to each Interest Period shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of such Interest Period that appears on Reuters LIBOR01 Page (as defined below) as of 11:00 a.m., London time, on the Determination Date (as defined above). If the Reuters LIBOR01 Page as of 11:00 a.m., London time, does not include the applicable rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with us), to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) for a three-month period beginning on the first day of that Interest Period. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those quotations. If fewer than two quotations are so provided, the Calculation Agent (after consultation with us) will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount to leading European banks for a three-month period beginning on the first day of that Interest Period. If at least three rates are so provided, LIBOR for the Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those rates. If fewer than three rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on the Reuters Page (or such other page as may replace the LIBOR01 page on the Reuters Page or such other service as may be nominated by the ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Reuters Page” means the display on Reuters Money 3000 Service, or any successor service.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any registered holder of the Notes, the Issuer, the Guarantor, the Trustee, or the Paying Agent, provide the interest rate on the Floating Rate Notes then in effect.

The Calculation Agent may at any time resign as Calculation Agent by giving written notice to us and the Guarantor of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 60 days after the receipt of such notice by us and the Guarantor, unless we and the Guarantor agree in writing to accept less notice. The Calculation Agent may be removed (with or without cause) at any time by the filing with it of any instrument in writing signed on our and the Guarantor’s behalf by any proper officer or an authorized person thereof and specifying such removal and the date when it is intended to become effective, subject to (if such Calculation Agent is not the Trustee) the written consent of the Trustee, which consent shall not be unreasonably withheld. Such resignation or removal shall take effect only upon the date of the appointment by us and the Guarantor, as hereinafter provided, of a successor Calculation Agent. If within 60 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by us and the Guarantor by an instrument in writing signed on our and the Guarantor’s behalf, as the case may be, by any proper officer or an authorized person thereof and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent under the Indenture. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by us and the Guarantor of its compensation, if any is owed to it, for services rendered under the Indenture and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it under the Indenture.

Any successor Calculation Agent appointed under the Indenture shall execute and deliver to its predecessor and us and the Guarantor an instrument accepting such appointment under the Indenture, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent under the Indenture, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

Any person into which the Calculation Agent may be merged or converted or with which the Calculation Agent may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any person succeeding to all or substantially all of the assets and business of the Calculation Agent, or all or substantially all of the corporate trust business of the Calculation Agent shall, to the extent permitted by applicable law and provided that it shall have an established place of business in The City of New York, be the successor Calculation Agent under the Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to us and the Guarantor within 30 days of such merger, conversion, consolidation or sale.

All calculations of the Calculation Agent in respect of the Floating Rate Notes, in the absence of manifest error, shall be conclusive for all purposes and binding on us, the Guarantor and the holders of Floating Rate Notes. We and the Guarantor may appoint a successor Calculation Agent with the written consent of the Trustee, which consent shall not be unreasonably withheld.

If the Maturity Date of the Floating Rate Notes is not a Floating Rate Business Day, payment of principal and interest on such series of Notes will be made on the next succeeding day that is a Floating Rate Business Day and no interest will accrue for the period from and after such Maturity Date.

Interest on each Note will be paid only to the person in whose name such Note was registered at the close of business on the tenth New York Business Day prior to the applicable Interest Payment Date (each such date, a “Regular Record Date”). Notwithstanding the Regular Record Dates established in the terms of the Notes, we have been advised by DTC that through their accounting and payment procedures they will, in accordance with their customary procedures, credit interest payments received by DTC on any date on which interest is paid based on DTC participant holdings of the Notes of the applicable series on the close of business on the New York Business Day immediately preceding each such date. A “New York Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close. A “Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city of Madrid, Spain are authorized or required by law or executive order to close.

Interest payments in respect of the Notes will be exempt from Spanish withholding tax, provided certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”.

Payments of Additional Amounts

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Notes of a series and the Guarantee by us or the Guarantor, as the case may be, will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. Subject to the following paragraph, in the event that such withholding or deduction is required by law, we or the Guarantor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such series of Notes of such amounts as would have been received by them had no such withholding or deduction been required.

However, we and the Guarantor will not be required to pay any Additional Amounts in respect of any Note of a series:

(i)	in respect of which the holder (or the Beneficial Owner for whose benefit it holds such Note) is liable for such taxes, duties, assessments or governmental charges by reason of it (or the Beneficial Owner for whose benefit it holds such Note) having some connection with the Kingdom of Spain other than the mere holding of such Note (or such beneficial interest);

(ii)	in respect of which we or the Guarantor have not received such information as may be necessary to allow payments on such Note to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes, including a duly executed and completed Payment Statement from the Paying Agent, pursuant to Law 13/1985 of May 25, as amended, and Royal Decree 1065/2007 of July 27, as amended by Royal Decree 1145/2011 of July 29, and any implementing legislation or regulation, or pursuant to any other law or regulation substituting or amending such law or regulation (see “Taxation—Spanish Tax Considerations—Compliance with Certain Requirements in Connection with Income Payments”);

(iii)	in relation to any estate, inheritance, gift, sales, transfer or similar taxes;

(iv)	presented for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(v)	where the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive amending, implementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vi)	presented for payment (where presentation is required) by or on behalf of a holder (or Beneficial Owner) who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent;

(vii)	any withholding or deduction that is imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA, any law, regulation, guidance or interpretations enacted or issued in any jurisdiction with respect thereto, or any agreements entered into in connection with the implementation thereof; or

(viii)	in the event that such Note is redeemed pursuant to a Redemption for Failure to List.

Additional Amounts in respect of the Notes of a series will also not be paid with respect to any payment to a holder of any Notes of such series who is a fiduciary, a partnership, a limited liability company or other than the sole Beneficial Owner of that payment, to the extent that payment would be required by the laws of the Kingdom of Spain (or any political subdivision thereof or any authority or agency therein or thereof having power to tax) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a Beneficial Owner who would not have been entitled to the Additional Amounts had it been the holder.

For the purposes of (iii) above, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and made available for payment to holders, notice to that effect is duly given to the holders in accordance with the Indenture.

Any reference to principal, interest or premium shall be deemed to include Additional Amounts to the extent payable in respect thereof.

Form, Transfer and Registration

The Notes of each series will be initially represented by one or more Global Certificates which will be deposited with a custodian for DTC, and Notes represented thereby will be registered in the name of Cede & Co., as nominee of DTC, for the accounts of DTC participants. Except as provided below with respect to exchanges of beneficial interests in Notes represented by a Global Certificate for Certificated Notes (as defined below), Notes of a series represented by a Global Certificate may not be transferred except as a whole by DTC as the depositary for such Global Certificate to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in a Note represented by a Global Certificate will be limited to persons, called participants, that have accounts with DTC or persons that may hold interests through DTC participants.

Upon the issuance of the Notes of a series represented by a Global Certificate, DTC will credit, on its book-entry registration and transfer system, the applicable participants’ accounts with the respective principal or face amounts of such Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of such Notes will designate the accounts to be credited. Ownership of beneficial interests in a Note represented by a Global Certificate will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the Notes of a series are represented by a Global Certificate, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Certificate for all purposes under the Indenture. Except as described below, owners of beneficial interests in a Note represented by a Global Certificate will not be entitled to have the Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes (as defined below) and will not be considered the holders of such Notes under the Indenture. Accordingly, each person owning a beneficial interest in a Note represented by a Global Certificate must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Beneficial Owner under the Indenture.

To facilitate subsequent transfers, all Notes of a series represented by a Global Certificate will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes of each series with a custodian for DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of such Notes. DTC’s records reflect only the identity of the direct participants to whose accounts beneficial interests in such Notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We or the Guarantor, as the case may be, will make payments due on the Notes of each series represented by a Global Certificate to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon timely receipt of any payment of principal, interest or other distribution in respect of the Notes represented by a Global Certificate is to credit participants’ accounts in amounts proportionate to their respective beneficial interests in such Notes represented by a Global Certificate as shown on the records of DTC. Payments by participants to owners of beneficial interests in any Notes of a series represented by a Global Certificate held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name”, and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of the Issuer or the Guarantor, as the case may be. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to Beneficial Owners of Notes of the applicable series is the responsibility of direct and indirect participants. None of us, the Guarantor, the Trustee or any of our respective agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in any Notes represented by a Global Certificate or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Transfers between DTC participants will be reflected in accordance with DTC’s procedures.

We and the Guarantor expect that DTC will take any action permitted to be taken by a holder only at the direction of one or more participants to whose account the DTC interests in any Notes represented by the applicable Global Certificate are credited and only in respect of such portion of the aggregate principal amount of the Notes of the applicable series as to which such participant or participants has or have given such direction.

Beneficial interests in Notes of any series represented by a Global Certificate will be exchangeable for Notes of such series represented by individual security certificates (“Definitive Certificates”) and registered in the name or names of owners of such beneficial interests as specified in instructions provided by DTC to the Trustee (“Certificated Notes”) only if: (i) DTC notifies us that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC, (ii) we notify the Trustee in writing that we have reasonably elected to cause the issuance of Certificated Notes of such series or (iii) there shall have occurred and be continuing an Event of Default (as defined below) with respect to the Notes of such series and the Notes of such series will be accelerated in accordance with their terms and the terms of the Indenture.

In any such instance, an owner of a beneficial interest in the Notes of a series represented by a Global Certificate would be entitled to delivery of Certificated Notes of such series equal in principal amount to that beneficial interest and to have those Certificated Notes registered in its name. Certificated Notes of such series so issued would be issued as registered notes in authorized denominations. Certificated Notes of a series, if issued, could be transferred by presentation of Definitive Certificates representing such Certificated Notes for registration to the Trustee at its offices in the Borough of Manhattan, the City of New York and such Definitive Certificates would need to be duly endorsed by the applicable holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee duly executed by the holder or his attorney duly authorized in writing.

Although we and the Guarantor expect that DTC will continue to perform the foregoing procedures in order to facilitate transfers of interests in each Note of a series represented by a Global Certificate among DTC participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Guarantor, the underwriter or the Trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the Guarantor believe to be reliable, but none of us, the Guarantor or the underwriter takes any responsibility for its accuracy or completeness. As stated above, we, the Guarantor and the Trustee assume no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations, including obligations that DTC or its direct or indirect participants have under the rules and procedures that govern DTC’s operations.

Status of the Notes

The Notes of each series will constitute our direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) our payment obligations under the Notes of such series will rank at least pari passu with all our other unsecured and unsubordinated indebtedness, present and future, except as our obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain.

The Guarantee

Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis, pursuant to a guarantee to be dated as of or around June     , 2014 (the “Guarantee”). Amounts to be paid by the Guarantor under the Guarantee shall be paid without deduction or withholding for any present or future taxes or duties imposed by the Kingdom of Spain or any political subdivision thereof, unless the withholding or deduction of such taxes or duties is required by law or regulation or by the official interpretation thereof. In that event, the Guarantor will pay such Additional Amounts as may be necessary in order that each net payment on the Notes of the applicable series after such deduction or withholding will not be less than the amount provided for in each security certificate representing such Notes to be then due and payable, subject to the exceptions described under “—Payments of Additional Amounts” above. The obligations of the Guarantor under the Guarantee are unaffected by any invalidity, irregularity or unenforceability of the Notes of the applicable series or the Indenture, any failure to enforce the provisions of such Notes or the Indenture, or any waivers, modification or indulgence granted to us in respect thereof by the holders of such series of Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantee.

Under the Guarantee, the Guarantor will waive diligence, presentment, demand of payment, filing of claims with a court in the event of our merger or bankruptcy, the benefits of orden, división and excusión under Spanish law, any right to require a proceeding first against us, protest or notice with respect to the Notes of the applicable series, or the indebtedness evidenced thereby and all demands whatsoever, and will covenant that the Guarantee will not be discharged except by payment in full of the principal of, interest on and Additional Amounts, if any, on such Notes of the applicable series and the Guarantor shall have fully performed all its obligations in accordance with the provisions of the Notes of such series, the Guarantee and the Indenture.

The Guarantor shall be subrogated to all rights of the holders of the applicable series of Notes and the Trustee against us in respect of any amounts paid to such holders by the Guarantor.

The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes of each series will be effectively subordinated to those obligations that are preferred under the Insolvency Law.

At March 31, 2014, the Guarantor had no outstanding consolidated secured indebtedness and approximately €56 billion of outstanding consolidated unsecured indebtedness. For additional information about the Guarantor’s principal transactions since March 31, 2014, see “Capitalization and Indebtedness”.

Consolidation, Merger, Etc.; Assumption

Neither we nor the Guarantor shall consolidate with or merge (which term shall include for the avoidance of doubt a scheme of arrangement) into any other person or convey, transfer or lease all or substantially all of our respective assets to any person, and neither we nor the Guarantor shall permit any person to consolidate with or merge into us or the Guarantor, convey, transfer or lease all or substantially all of its assets to us or the Guarantor, unless:

(i)

in the case that we or the Guarantor shall consolidate with or merge into another person or convey, transfer or lease all or substantially all of its respective assets to any person, the person formed by such consolidation or into which we or the Guarantor are merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Issuer or the Guarantor shall be a corporation, partnership or trust, shall be organized and validly existing, under the laws of the Kingdom of Spain or a member of the European Union or an OECD country and shall expressly assume, by a supplemental indenture that complies with the Trust Indenture Act executed and delivered to the Trustee in form and substance reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) (a) in our case, on all the Notes of each series and (b) in the case of the Guarantor, under the Guarantee, and the performance or observance of every covenant of the Indenture relating thereto on our part to be performed or observed and, in the case of the Guarantor, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) on all the Notes of each series and the performance or observance of every covenant of the Indenture and the Guarantee relating thereto on the part of the Guarantor to be performed or observed;

(ii)	if the person formed by such consolidation or into which we or the Guarantor are merged or to whom we or the Guarantor have conveyed, transferred or leased our respective properties or assets is a person organized and validly existing under the laws of a jurisdiction other than the Kingdom of Spain such person agrees to indemnify the holder of each Note of each series against (a) any tax, assessment or governmental charge imposed on any such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease; and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease;

(iii)	immediately prior to the consummation of such transaction, no Event of Default with respect to a series of Notes, shall have occurred;

(iv)	the consummation of such transaction must not cause an Event of Default under the Notes of any series or the Guarantee which we or the Guarantor, as the case may be, do not reasonably believe can be cured within 90 days from the date of such transaction; and

(v)	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

No vote by the holders of the Notes of any series for any such consolidation, merger, conveyance, transfer or lease is required, unless as part of the transaction we or the Guarantor, as applicable, make changes to the Indenture requiring holder approval, as described later under “—Modification and Waiver”. We and the Guarantor may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We and the Guarantor may take these actions even if they result in:

•	a lower credit rating being assigned to the Notes; or

•

Additional Amounts becoming payable in respect of withholding tax and, as a result, the Notes being subject to redemption at our option or at the option of the Guarantor, as the case may be, as described later under “—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”.

We and the Guarantor have no obligation under the Indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to holders of the Notes of any series, in connection with a merger, consolidation, sale conveyance or lease of assets that is permitted under the Indenture.

Upon any consolidation of the Issuer or the Guarantor with, or merger of the Issuer or the Guarantor into, any other person or any conveyance, transfer or lease of all or substantially all of the assets of the Issuer or the Guarantor in accordance with the provisions described above, the successor person formed by such consolidation or into which the Issuer or the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Guarantor, as the case may be, under the Indenture with the same effect as if such successor person had been named as the Issuer or the Guarantor therein, as the case may be, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Indenture and the Notes of each series or Guarantee, as the case may be.

In the case of any such consolidation, merger, conveyance, transfer or lease, if the acquiring or resulting entity’s jurisdiction of incorporation or residence for tax purposes (the “Taxing Jurisdiction”) is not the Kingdom of Spain, Additional Amounts will be payable under the Notes or the Guarantee, as applicable, for taxes imposed by the acquiring or resulting entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or after the date of the consolidation, merger, conveyance, transfer or lease rather than taxes imposed on those payments by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Additional Amounts will be payable on interest or principal due prior to the date of the consolidation, merger, conveyance, transfer or lease only for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above. The acquiring or resulting entity will also be entitled to redeem the Notes in the circumstances described below under the section entitled “—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons” for any change or amendment to, or change in the application or official interpretation of, the laws or regulations of such entity’s Taxing Jurisdiction (which change, amendment or change in the application or official interpretation becomes effective on or after the date of the merger, consolidation, sale, conveyance or lease).

The Guarantor or any subsidiary of the Guarantor may assume our obligations under the Notes without the consent of the holders. Any Notes so assumed, unless assumed directly by the Guarantor, will have the benefit of the Guarantee in respect of such Notes. In the event of an assumption by an entity within a Taxing Jurisdiction other than the Kingdom of Spain, Additional Amounts under the Notes will be payable for taxes imposed by the assuming entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or subsequent to the date of such assumption rather than taxes imposed on these payments by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax. In the event of such assumption, the Guarantor or the applicable subsidiary of the Guarantor will be entitled to redeem the Notes in the circumstances described in the preceding paragraph.

Additional Amounts for payments of interest or principal made on or prior to the date of the assumption will be payable only for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above.

An assumption of our obligations under the Notes of a series may be considered for U.S. federal income tax purposes to be an exchange of Notes of such series for new Notes by U.S. beneficial owners of such Notes, resulting in recognition of taxable gain or loss for U.S. federal income tax purposes and other possible adverse tax consequences. U.S. beneficial owners should consult their own tax advisers regarding the U.S. federal, state and local income tax consequences of any assumption.

Negative Pledge

So long as any of the Notes of a series remains outstanding (as defined in the Indenture), neither we nor the Guarantor will create or will have outstanding any mortgage, pledge, security interest or lien (“Encumbrance”) upon the whole or any part of our respective present or future assets, in order to secure any Relevant Indebtedness (as defined below) issued or guaranteed by us, the Guarantor or by any other person unless the Notes of such series are equally and ratably secured therewith, for as long as such Relevant Indebtedness shall be so secured.

We and the Guarantor are, however, allowed to secure Relevant Indebtedness in the following circumstances:

(i)	the Relevant Indebtedness was originally offered, distributed or sold primarily to the residents of the Kingdom of Spain; or

(ii)	the Relevant Indebtedness matures within one year of its date of issue; or

(iii)	such Encumbrance affects assets of an entity which, when such Encumbrance was created, was unrelated to us or the Guarantor and which was subsequently acquired by us or the Guarantor;

provided, that nothing in this section shall limit the ability of the Issuer or the Guarantor, as the case may be, to grant or permit to subsist Encumbrances over any or all of their respective present or future assets to secure Relevant Indebtedness issued or guaranteed by the Issuer, the Guarantor or any other person to the extent that the aggregate principal amounts so secured do not exceed 5% of the Consolidated Net Tangible Assets of the Guarantor (as defined below), as reflected in the most recent balance sheet or statement of financial position prior to the time such Relevant Indebtedness was issued or guaranteed.

“Consolidated Net Tangible Assets of the Guarantor” means, in accordance with generally accepted accounting principles, the total amount of assets of the Guarantor and its consolidated Subsidiaries, including investments in unconsolidated Subsidiaries, after deduction of (i) goodwill, (ii) intangible assets, and (iii) amounts due from stockholders for uncalled capital. Solely for purposes of this definition, “Subsidiary” means any company in respect of which the Guarantor owns, directly or indirectly, more than half of the voting rights of the shares of such company, or when the Guarantor owns half or less of the voting power but controls such company, i.e., has the power to govern the financial and operating policies of such company so as to obtain benefits from its activities. The term “generally accepted accounting principles” means (i) in the case of our and the Guarantor’s unconsolidated financial statements, the accounting principles generally accepted in the Kingdom of Spain and (ii) in the case of the Guarantor’s consolidated financial statements, IFRS as issued by the IASB, which do not differ for the purposes of the Telefónica Group, from IFRS as adopted by the European Union, in each case as in effect at the date of such computation and as applied by us or the Guarantor, as the case may be.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which, in any of the above cases, is or are, or is or are capable of being, quoted, listed, dealt in or traded on a stock exchange or other recognized securities market. For the avoidance of doubt, any “obligation for the payment of borrowed money” as used in the definition of Relevant Indebtedness does not include obligations of the Issuer or the Guarantor which, pursuant to the requirements of law and accounting principles generally accepted in the Kingdom of Spain need not, and are not, reflected in the balance sheet of the Issuer or the Guarantor, as the case may be.

Redemption and Purchase

Early Redemption for Taxation or Listing Reasons

If, in relation to the Notes of any series, (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the administrative interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) we or the Guarantor, as the case may be, are or would be required to pay any Additional Amounts as provided in the Indenture or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to us to enable us to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot, with reasonable effort by the Guarantor, be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by us or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which we or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes of such series then due.

In addition, if any series of Notes is not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date for such series of Notes, we or the Guarantor, as the case may be, may, at our respective option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding the relevant first Interest Payment Date) to the holders of the Notes of such series in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued and unpaid interest, if any, thereon to but not including the redemption date (any such redemption, a “Redemption for Failure to List”); provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, we will use our reasonable best efforts to obtain or maintain such listing, as applicable.

In the event of a Redemption for Failure to List of a series of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Notes redeemed net of the Spanish withholding tax applicable to such payments (currently 21%). If this were to occur, Beneficial Owners would have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

For a description of the Spanish tax treatment applicable to the income, if any, paid on the Notes upon an early redemption of such Notes as a result of such Notes not being listed on an organized market in an OECD country, see “Taxation—Spanish Tax Considerations—Tax Rules for Notes not Listed on an Organized Market in an OECD Country”.

Optional Redemption of Floating Rate Notes

We may redeem all or a portion of the Floating Rate Notes at our election at any time or from time to time as set forth below. Notice of redemption shall be given by first-class mail postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each holder of Floating Rate Notes to be redeemed at his or her address appearing in the register kept by the Trustee. We may redeem such Floating Rate Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date of such Floating Rate Notes; and

•

as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon through the redemption date and assuming that LIBOR through the applicable Floating Rate Maturity Date would remain constant as of the date of redemption) discounted to the redemption date of the Floating Rate Notes being redeemed on a bond-equivalent yield basis (using the same interest rate convention as that used in computing interest on the Floating Rate Notes of such series) at a rate per annum equal to LIBOR as of the redemption date plus              basis points for the Floating Rate Notes being redeemed, plus accrued and unpaid interest on such Floating Rate Notes (or any portion thereof) being redeemed to, but excluding, the redemption date of the Floating Rate Notes (or any portion thereof) being redeemed.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us and the Guarantor.

Purchase of Notes

We, the Guarantor or any of the Guarantor’s other subsidiaries may at any time purchase Notes in the open market or otherwise at any price. We are not required to cancel any such Notes purchased by us, the Guarantor or any of the Guarantor’s other subsidiaries, as the case may be.

Events of Default, Waiver and Notice

“Event of Default”, with respect to any series of the Notes, means any one of the following events which occurs and is continuing:

(i)	we fail to pay, and the Guarantor fails to honor the Guarantee with respect to payments of, principal of, interest due on or any Additional Amounts in respect of the Notes of that series for a period of 21 days from the stated maturity of such principal or interest payment;

(ii)	we fail to perform any other obligation arising from the Notes of that series or the Guarantor fails to perform any other obligation arising under the Guarantee of the Notes of such series and in each case, such failure continues for more than 60 days (90 days if the failure to perform relates to an obligation of the Issuer or the Guarantor arising pursuant to a transaction described under “—Consolidation, Merger, Etc.; Assumption”) after there has been given, by the Trustee or holders of not less than 25% in principal amount of the outstanding Notes of such series, a written notice to us specifying such failure and requiring it to be remedied, and stating that such notice is a “Notice of Default” under the Indenture;

(iii)	we or the Guarantor fail (taking into account any applicable grace periods) to fulfill any payment obligation in excess of €100,000,000 or its equivalent in any other currency under any Relevant Indebtedness or under any guarantees or suretyships provided for under any Relevant Indebtedness of others, and this failure remains uncured for 30 days;

(iv)	the holders of any other Relevant Indebtedness of the Issuer or the Guarantor accelerate any payment obligation in excess of €100,000,000 or its equivalent in any other currency as a result of us or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”, which transaction constitutes an event of default in respect of such other Relevant Indebtedness;

(v)	we or the Guarantor announce our inability to meet our respective financial obligations;

(vi)	a court, at the request of any creditor, commences insolvency proceedings (concurso) against us or the Guarantor and any such proceeding is not discharged or dismissed within 60 days;

(vii)	we or the Guarantor go into liquidation unless it is done as a result of us or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”;

(viii)	we or the Guarantor make a filing seeking relief under any applicable bankruptcy or insolvency (concurso) laws; or

(ix)	the Guarantee ceases to be valid or legally binding for any reason.

If any Event of Default shall occur in relation to the Notes of a series (taking into account any applicable grace period), the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of such series may, by written notice to us, at the Corporate Trust Office (and to the Trustee if given by the holders), declare that the Notes of such series, including principal and all interest then accrued and unpaid on the Notes of such series, as the case may be, shall be immediately due and payable, whereupon the same shall, to the extent permitted by applicable law, become immediately due and payable at their principal amount, together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof without presentment, demand, protest or other notice of any kind, all of which we or the Guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of the Notes of such series shall have been cured. Such declarations of acceleration may be rescinded and past defaults may be waived, except defaults in payment of principal of, interest on or Additional Amounts, if any, by holders of a majority of the outstanding principal amount on the Notes of such series pursuant to the procedures and under the conditions described under “—Modification and Waiver” below; provided, however, that the amounts due to the Trustee under the Indenture have been paid. Holders of Notes represented by one or more Global Certificate should consult with their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration. The Indenture provides that none of the terms of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to the Trustee.

Defeasance; Covenant Defeasance

Each series of Notes will be subject to the defeasance and covenant defeasance provisions in the Indenture.

With respect to any series of Notes, we and the Guarantor shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes of such series and the provisions of the Indenture as it relates to such outstanding Notes shall no longer be in effect, and the Trustee, at our expense, shall, upon our order or the order of the Guarantor, execute proper instruments acknowledging the same, when:

(i)	we or the Guarantor have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi) and (vii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes of such series, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on the outstanding Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes;

(ii)	no Event of Default with respect to the Notes of such series has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) or (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

(iii)

we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters (which opinion must state that it is based on a change in law or a ruling received from the Internal Revenue Service) to the effect that beneficial owners of the Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

(iv)	such defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes of such series are in default within the meaning of the Trust Indenture Act);

(v)	such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”);

(vi)	if the Notes of such series are then listed on any securities exchange, we or the Guarantor have delivered to the Trustee an opinion of counsel to the effect that such deposit, defeasance and discharge will not cause the Notes of such series to be delisted from such exchange; and

(vii)	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance and discharge of the entire indebtedness on all outstanding Notes of such series have been complied with;

provided, however, that a defeasance described above shall not impair or affect (a) the rights of holders of Notes of such series to receive, from the trust funds described in subparagraph (i) above, payment of the principal of (and premium, if any) and any installment of principal of (and premium, if any), interest on, or Additional Amounts, if any, on the Notes of such series on the stated maturity of such principal or installment of principal of (and premium, if any) or interest, or any mandatory sinking fund payments or analogous payments applicable to the Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes of such series, (b) our and the Guarantor’s obligations with respect to the Notes of such series and Guarantee, respectively, under certain provisions of the Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (d) the provisions of the Indenture relating to the application of trust money.

With respect to any series of Notes, we and the Guarantor by board resolution may elect to be released from our respective obligations under any specified provisions of the Indenture applicable to the Notes of such series outstanding, and the provisions so specified in such resolution, as they relate to outstanding Notes of such series, shall no longer be in effect, and the Trustee, at our expense, shall, upon our order or the order of the Guarantor, execute proper instruments acknowledging the same, when:

(i)	we or the Guarantor have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi), (vii) and (viii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes of such series, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on the outstanding Notes of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes of such series;

(ii)	such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we or the Guarantor are a party or by which either of us is bound;

(iii)	no Event of Default with respect to the Notes of such series has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) and (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

(iv)	we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and covenant defeasance had not occurred;

(v)	such covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of the Trust Indenture Act);

(vi)	such covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act;

(vii)	if the Notes of such series are then listed on any securities exchange, we or the Guarantor have delivered to the Trustee an opinion of counsel of recognized standing to the effect that such deposit and covenant defeasance will not cause the Notes of such series to be delisted from such exchange; and

(viii)	we or the Guarantor have delivered to the Trustee an officer’s certificate and an opinion of counsel of recognized standing, each stating that all conditions precedent provided for relating to the covenant defeasance of the specified provisions of the Indenture as they relate to the outstanding Notes of such series have been complied with.

From and after the date when the foregoing conditions have been met, we or the Guarantor, as the case may be, may omit to comply with, and shall have no liability in respect of, any term, covenant, condition or limitation set forth in any of the specified provisions of the Indenture with respect to which the covenant defeasance has taken place as contemplated under the Indenture, but the remainder of the Indenture and the Notes of any other series will be unaffected thereby.

The Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent

The Bank of New York Mellon will be acting as the Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent with respect to the Floating Rate Notes.

In addition to acting in the capacities referred to above, The Bank of New York Mellon also acts as depositary, trustee and/or paying agent in connection with various other transactions carried out by us, the Guarantor and certain of our respective affiliates.

Replacement of Notes

If any Certificated Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the office of the Trustee subject to applicable laws, on payment by the claimant of the expenses incurred in connection with such replacement and on the terms as to evidence, security, indemnity and otherwise as we, the Guarantor and the Trustee may reasonably require.

Modification and Waiver

Modification Without Consent of Holders

We, the Guarantor and the Trustee may enter into one or more supplemental indentures without the consent of the holders of a series of Notes under the Indenture to:

•	secure the Notes of such series;

•

evidence the succession of another person to the Issuer or the Guarantor and the assumption by any such successor of the covenants and agreements of the Issuer or the Guarantor in the Indenture and in the Notes of such series;

•	evidence or provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes of such series;

•	change the terms of the Notes of such series to correct a manifest error (for the avoidance of doubt, no other modification may be made to the terms of the Notes of such series); or

•	change the Indenture in any manner which does not affect the terms of the Notes of such series or interests of the holders thereof.

Modification with Consent of Holders

With the consent of the holders of not less than a majority in principal amount of a series of Notes outstanding, we, the Guarantor and the Trustee may add any provisions to, or change in any manner or eliminate any of the provisions of, or waive any past defaults with respect to, the Indenture or modify in any manner the rights of the holders of such series of Notes. However, we, the Guarantor and the Trustee may not make any of the following changes to the Notes of such series without the consent of each holder of such series of Notes outstanding that would be affected by such change:

•	change the stated maturity of the principal of or any installment of the principal of or interest on any Note of such series;

•	reduce the principal amount of any Note of such series;

•	reduce the rate or extend the time of payment of interest on, any Note of such series;

•	reduce any amount payable on redemption of any Note of such series;

•	change our obligations or the obligations of the Guarantor to pay Additional Amounts on any Note of such series;

•	waive a default in the payment of principal of, or interest on any Note of such series;

•	change the currency in which the principal, premium, or interest on, any Note of such series is payable;

•	impair the right of any holder to take legal action to enforce the payment on the Notes of such series or the Guarantee when due; or

•	reduce the quorum requirements or the percentage of Notes of such series the consent of whose holders is required for modification of the Indenture.

Maintenance of Tax Procedures

The supplemental indenture to be entered into in respect of each series of Notes will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes, and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. In addition, we and the Guarantor will agree in the respective supplemental indenture in respect of each series of Notes to, so long as any principal amount of such series of Notes remains outstanding and insofar as it is practicable, maintain, implement or arrange for the implementation of procedures to facilitate the timely provision of a duly executed and completed Payment Statement in connection with each payment of income under such series of Notes or the collection of any other documentation concerning such Notes or the Beneficial Owners thereof that may be required under Spanish law to allow payments on such Notes to be made free and clear of Spanish withholding tax. However, neither we nor the Guarantor can assure you that it will be practicable to maintain, implement or arrange for the implementation of any such procedures or that they will be effective, in which case we may be required to make payments in respect of such Notes net of the Spanish withholding tax applicable to such payments (currently 21%).

Under the supplemental indenture to be entered into in respect of each series of Notes, the Paying Agent must deliver a Payment Statement to us and the Guarantor no later than 1:00 a.m. New York Time on the relevant payment date. If we or the Guarantor believe that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, we or the Guarantor will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to us and the Guarantor a further Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent, as soon as possible but in any event no later than 9:30 a.m. New York Time on the relevant Payment Date (the “First Statement Deadline”). If the Paying Agent delivers a duly executed and completed Payment Statement to us and the Guarantor by the First Statement Deadline, the relevant payment will be made free and clear of Spanish withholding tax. Otherwise, such payment will be made net of Spanish withholding tax (currently 21%).

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor by the First Statement Deadline, the Paying Agent will use all reasonable efforts to deliver a Payment Statement to us and the Guarantor as soon as possible but no later than 4:00 p.m. New York time on the 10th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day). If we or the Guarantor believe that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, we or the Guarantor will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to us and the Guarantor a further Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent, as soon as possible but in any event no later than 5:00 p.m. New York Time on the 10th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day) (the “Second Statement Deadline”). If the Paying Agent delivers a duly executed and completed Payment Statement to us and the Guarantor by the Second Statement Deadline, we or the Guarantor, as the case may be, will, no later than the 18th calendar day of the month immediately following the relevant payment date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), instruct the Paying Agent to, within one New York Business Day of such date, transfer to each DTC participant the amount initially withheld to such DTC participant for the benefit of Beneficial Owners.

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor by the Second Statement Deadline, Beneficial Owners will have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Prospective investors should note that none of the Issuer, the Guarantor or the underwriter accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriter will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax because these procedures prove ineffective. Moreover, none of the Issuer or the Guarantor will pay any Additional Amounts with respect to any such withholding.

Notices

Notices to holders will be deemed to be validly given if mailed to them at their respective addresses as recorded in the register kept by the Trustee, and will be deemed to have been validly given on the seventh day after the date of such mailing.

Governing Law

Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

The due authorization and the ranking of the Notes and Guarantee shall be governed by Spanish law.

Consent to Jurisdiction

We and the Guarantor have irrevocably submitted to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, the City of New York, and any appellate court from any such court thereof, with respect to any legal suit, action or proceeding based on or arising under the Notes or the Indenture and have agreed that all claims in respect of such suit or proceeding shall be determined in any such court.

TAXATION

Spanish Tax Considerations

The information provided below does not purport to be a complete analysis of the tax law and practice currently applicable in Spain and does not purport to address the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Prospective purchasers of the Notes are advised to consult their own tax advisors as to the tax consequences, including those under the tax laws of the country of which they are resident, of purchasing, owning and disposing of Notes.

Also prospective investors should note that the appointment by an investor in Notes, or any person through which an investor holds Notes, of a custodian, collection agent or similar person in relation to such Notes in any jurisdiction may have tax implications. Prospective investors should consult their own tax advisors in relation to the tax consequences for them of any such appointment.

This tax section is based on Spanish law as in effect on the date of this Prospectus Supplement as well as on administrative interpretations thereof, and is subject to any change in such law that may take effect after such date.

This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this Prospectus Supplement and does not take into account specific regulations established by the autonomous regions of Spain or the historic territories of Basque Country or Navarra:

(i)	of general application, Additional Provision Two of Law 13/1985 of May 25 on investment ratios, own funds and information obligations of financial intermediaries, as amended (“Law 13/1985”), as well as Royal Decree 1065/2007 of July 27, approving the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes, as amended by Royal Decree 1145/2011, of July 29;

(ii)	for individuals resident for tax purposes in Spain which are subject to the Individual Income Tax (“IIT”), Law 35/2006 of November 28 on the IIT Law and on the partial amendment of the Corporate Income Tax Law, the Non-Resident Income Tax Law and the Net Wealth Tax Law, as amended, and Royal Decree 439/2007 of March 30, promulgating the IIT Regulations, along with Law 19/1991 of June 6, on the Net Wealth Tax, as amended, and Law 29/1987 of December 18 on Inheritance and Gift Tax;

(iii)	for legal entities resident for tax purposes in Spain which are subject to the Corporate Income Tax (“CIT”), Royal Legislative Decree 4/2004 of March 5 promulgating the Consolidated Text of the CIT Law, as amended, and Royal Decree 1777/2004 of July 30 promulgating the CIT Regulations; and

(iv)	for individuals and entities who are not resident for tax purposes in Spain which are subject to the Non-Resident Income Tax (“NRIT”), Royal Legislative Decree 5/2004 of March 5 promulgating the Consolidated Text of the NRIT Law, as amended, and Royal Decree 1776/2004 of July 30 promulgating the NRIT Regulations, along with Law 19/1991 of June 6, on the Net Wealth Tax and Law 29/1987 of December 18 on Inheritance and Gift Tax.

Whatever the nature and residence of the noteholder, the acquisition and transfer of Notes will be exempt from indirect taxes in Spain, i.e., exempt from Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993 of September 24 and exempt from Value Added Tax, in accordance with Law 37/1992 of December 28 regulating such tax.

Individuals with Tax Residency in Spain

Individual Income Tax (Impuesto sobre la Renta de las Personas Físicas)

Both interest periodically received and income derived from the transfer, redemption or repayment of the Notes constitute a return on investment obtained from the transfer of a person’s own capital to third parties in accordance with the provisions of Section 25.2 of the IIT Law, and must be included in the investor’s IIT savings taxable base and taxed at a flat rate of 21% on the first €6,000, 25% on the following €18,000 and 27% for any amount in excess of €24,000.

No withholding on account of IIT will be imposed on interest as well as on income derived from the redemption or repayment of the Notes (except in the case of a Redemption for Failure to List), by individual investors subject to IIT provided that certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “—Compliance with Certain Requirements in Connection with Income Payments”. However, income derived from the transfer of the Notes may be subject, under certain circumstances, to a withholding on account of IIT at the rate of 21%. In any event, the individual holder may credit taxes withheld against his or her final IIT liability for the relevant tax year.

Reporting Obligations

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are individuals resident in Spain for tax purposes.

Net Wealth Tax (Impuesto sobre el Patrimonio)

For tax year 2014, Spanish resident tax individuals are subject to Spanish Net Wealth Tax (Spanish Law 19/1991), as amended, which imposes a tax on property and rights in excess of €700,000 held on the last day of any year. Spanish tax resident individuals whose net worth is above €700,000 and who hold Notes on the last day of any year would therefore be subject to Spanish Net Wealth Tax for such year at marginal rates varying between 0.2% and 2.5% of the average market value of the Notes during the last quarter of such year.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals who are resident in Spain for tax purposes who acquire ownership or other rights over any Notes by inheritance, gift or legacy will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules. The applicable tax rates range between 7.65% and 81.6% for 2014, depending on relevant factors.

Legal Entities with Tax Residency in Spain

Corporate Income Tax (Impuesto sobre Sociedades)

Both interest periodically accrued and income derived from the transfer, redemption or repayment of the Notes are subject to CIT (at the current general flat tax rate of 30% for 2014) in accordance with the rules for this tax.

No withholding on account of CIT will be imposed on interest as well as on income derived from the redemption or repayment of the Notes (except in the case of a Redemption for Failure to List), by Spanish CIT taxpayers provided that certain requirements are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement). See “—Compliance with Certain Requirements in Connection with Income Payments”.

With regard to income derived from the transfer of the Notes, in accordance with Section 59.s of the CIT regulations, there is no obligation to withhold on income obtained by Spanish CIT taxpayers (which, for the sake of clarity, include Spanish tax resident investment funds and Spanish tax resident pension funds) from financial assets traded on organized markets in OECD countries. We will make an application for the Notes to be traded on the NYSE and, upon admission to trading on the NYSE, the Notes will fulfill the requirements set forth in the legislation for exemption from withholding.

The Directorate General for Taxation (Dirección General de Tributos), on July 27, 2004, issued a ruling indicating that in the case of issues made by entities resident in Spain, as in the case of the Issuer, application of the exemption requires that, in addition to being traded on an organized market in an OECD country, the Notes be placed outside Spain in another OECD country. We believe that the issue of the Notes will fall within this exemption as the Notes are to be sold outside Spain and in the international capital markets. Consequently, no withholding on account of CIT should be made on income derived from the transfer of the Notes by Spanish CIT taxpayers that provide relevant information to qualify as such.

If the Notes are not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date, we or the Guarantor, as the case may be, shall be entitled to redeem the Notes upon at least 15 days’ notice to the noteholders. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation or Listing Reasons”.

Reporting Obligations

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are legal persons or entities resident in Spain for tax purposes.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Legal entities resident in Spain for tax purposes which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax but must include the market value of the Notes in their taxable income for CIT purposes.

Individuals and Legal Entities that are not Tax Resident in Spain

Non-Resident Income Tax (Impuesto sobre la Renta de no Residentes)

(i)	Non-Spanish tax resident investors acting through a permanent establishment in Spain

If the Notes form part of the assets of a permanent establishment in Spain of a person or legal entity who is not resident in Spain for tax purposes, the tax rules applicable to income deriving from such Notes are, generally, the same as those set out above for Spanish CIT taxpayers. See “Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)”. Ownership of the Notes by investors who are not resident in Spain for tax purposes will not in itself create the existence of a permanent establishment in Spain.

We and the Guarantor will comply with the reporting obligations set out in the Spanish tax laws with respect to Beneficial Owners of the Notes who are individuals or legal entities not resident in Spain for tax purposes who act with respect to the Notes through a permanent establishment in Spain.

(ii)	Non-Spanish tax resident investors not acting through a permanent establishment in Spain

Both interest payments periodically received and income derived from the transfer, redemption or repayment of the Notes, obtained by individuals or entities who are not resident in Spain for tax purposes and do not act, with respect to the Notes, through a permanent establishment in Spain, are exempt from NRIT and therefore no withholding on account of NRIT will be levied on such income provided certain requirements are met.

In order to be eligible for the exemption from NRIT, certain requirements must be met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement), as laid down in Section 44 of Royal Decree 1065/2007 of July 27, as amended by Royal Decree 1145/2011 of July 29. See “—Compliance with Certain Requirements in Connection with Income Payments”. If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor in a timely manner in respect of a payment of income under the Notes, we will withhold Spanish withholding tax at the then-applicable rate (currently 21%) on such payment of income on the Notes and we will not pay Additional Amounts with respect to any such withholding tax.

Beneficial Owners not resident in Spain for tax purposes and entitled to exemption from NRIT, but the payment to whom was not exempt from Spanish withholding tax due to the failure by the Paying Agent to deliver a duly executed and completed Payment Statement, will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent provides us and the Guarantor with a duly executed and completed Payment Statement no later than the Second Statement Deadline. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

Beneficial owners who have been subject to Spanish withholding tax on income derived from the repayment of principal at the Maturity Date or any earlier date of redemption of Notes issued below par with an original issue discount may obtain a refund of the amount withheld directly from the Spanish tax authorities. Beneficial owners are advised to consult their own tax advisers regarding their eligibility to claim a refund from the Spanish tax authorities and the procedures to be followed in such circumstances.

Net Wealth Tax (Impuesto sobre el Patrimonio)

For tax year 2014 Spanish non-resident tax individuals are subject to Spanish Net Wealth Tax (Spanish Law 19/1991), as amended, which imposes a tax on property and rights in excess of €700,000 that are located in Spain, or can be exercised within the Spanish territory, on the last day of any year.

However, to the extent that income derived from the Notes is exempt from NRIT, individual Beneficial Owners not resident in Spain for tax purposes who hold Notes on the last day of any year will be exempt from Spanish Net Wealth Tax. Furthermore, Beneficial Owners who benefit from a convention for the avoidance of double taxation with respect to wealth tax that provides for taxation only in the Beneficial Owner’s country of residence will not be subject to Spanish Net Wealth Tax.

If the provisions of the foregoing paragraph do not apply, non-Spanish tax resident individuals whose net worth related to property located, or rights that can be exercised, in Spain is above €700,000 and who hold Notes on the last day of any year would therefore be subject to Spanish Net Wealth Tax for such year at marginal rates varying between 0.2% and 2.5% of the average market value of the Notes during the last quarter of such year.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals not resident in Spain for tax purposes who acquire ownership or other rights over the Notes by inheritance, gift or legacy, will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish state rules, unless they reside in a country for tax purposes with which Spain has entered into a convention for the avoidance of double taxation in relation to Inheritance and Gift Tax. In such case, the provisions of the relevant convention for the avoidance of double taxation will apply. Spain and the United States have not entered into such a convention.

Non-Spanish tax resident legal entities which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax. Such acquisitions will be subject to NRIT (as described above), without prejudice to the provisions of any applicable convention for the avoidance of double taxation entered into by Spain. In general, conventions for the avoidance of double taxation provide for the taxation of this type of income in the country of tax residence of the beneficiary.

Tax Rules for Notes not Listed on an Organized Market in an OECD Country

Withholding on Account of IIT, NRIT and CIT

If the Notes are not listed on an organized market in an OECD country on any date on which income in respect of the Notes will be paid (i.e., either an Interest Payment Date or a redemption date), payments of income to Beneficial Owners in respect of the Notes will be subject to Spanish withholding tax at the then-applicable rate (currently 21%). Beneficial Owners which are: (A) residents of a European Union member state other than Spain and obtain such income either directly or through a permanent establishment located in another European Union member state, provided that such Beneficial Owners (i) do not obtain such income on the Notes through a permanent establishment in Spain and (ii) are not resident of, are not located in, nor obtain income through, a tax haven (as defined by Royal Decree 1080/1991 of July 5 as amended); or (B) residents for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Spain which provides for an exemption from Spanish tax or a reduced withholding tax rate with respect to income payable to any Beneficial Owner may be entitled to an exemption from, or reduction of, such tax. Individuals and entities that may benefit from such exemptions or reduced tax rates should apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

Tax Havens

Pursuant to Royal Decree 1080/1991 of July 5 as amended, the following are each considered to be a tax haven at the date of this Prospectus Supplement:

Anguilla

Antigua and Barbuda, Islands of

Bermuda

British Virgin Islands

Cayman Islands

Channel Islands (Jersey and Guernsey)

Falkland Islands

Fiji Islands

Gibraltar

Grenada

Hashemite Kingdom of Jordan

Isle of Man

Kingdom of Bahrain

Macau

Marianas Islands

Mauritius

Montserrat

Principality of Liechtenstein

Principality of Monaco

Republic of Dominica

Republic of Lebanon

Republic of Liberia

Republic of Nauru

Republic of Seychelles

Republic of Vanuatu

Saint Lucia

Saint Vincent & the Grenadines

Solomon Islands

Sultanate of Brunei

Sultanate of Oman

The Cook Islands

Turks and Caicos Islands, and

United States Virgin Islands

Tax Rules for Payments Made by the Guarantor

Payments made by the Guarantor to Beneficial Owners will be subject to the same tax rules previously set out for payments made by us.

Compliance with Certain Requirements in Connection with Income Payments

As described under “—Individual and Legal Entities with no Tax Residency in Spain”, “—Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)” and “—Individuals with Tax Residency in Spain—Individual Income Tax (Impuesto sobre la Renta de las Personas Físicas)”, provided the conditions set forth in Law 13/1985 of May 25 and Royal Decree 1065/2007, as amended by Royal Decree 1145/2011 are met (including that the Paying Agent provides us and the Guarantor, in a timely manner, with a duly executed and completed Payment Statement), income paid in respect of the Notes for the benefit of non-Spanish tax resident investors, or for the benefit of Spanish CIT or IIT taxpayers, will not be subject to Spanish withholding tax. For these purposes, “income” means interest paid on an Interest Payment Date or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes of a series (or a portion thereof) and the aggregate principal amount of such Notes (other than in the event of a Redemption for Failure to List).

In accordance with sub-section 5 of Section 44 of Royal Decree 1065/2007, as amended by Royal Decree 1145/2011, a duly executed and completed Payment Statement must be submitted to us and the Guarantor by the Paying Agent at the time of each relevant payment date. In accordance with the form attached as Annex to Royal Decree 1145/2011, the Payment Statement shall include the following information:

a)	Identification of the Notes;

b)	Payment date;

c)	Total amount of income to be paid on the relevant payment date; and

d)	Total amount of income corresponding to Notes held through each clearing system located outside Spain (such as DTC).

In light of the above, we, the Guarantor and the Paying Agent will enter into a supplemental indenture in respect of each series of Notes which, among other things, will provide for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each income payment under the Notes and set forth certain procedures agreed by us, the Guarantor and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. See “Description of the Notes and the Guarantees—Maintenance of Tax Procedures”.

Prospective investors should note that none of the Issuer, the Guarantor or the underwriter accepts any responsibility relating to the procedures established for the timely provision by the Paying Agent of a duly executed and completed Payment Statement in connection with each payment of income under the Notes. Accordingly, none of the Issuer, the Guarantor or the underwriter will be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose income payments are nonetheless paid net of Spanish withholding tax because these procedures prove ineffective. Moreover, neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding tax. See “Risk Factors—Risks Relating to the Guarantor, the Issuer and the Notes—We will have to withhold Spanish withholding tax from any income payment on the Notes unless certain requirements are met”.

If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to us and the Guarantor in a timely manner in respect of a payment of income under the Notes, such payment will be made net of Spanish withholding tax, currently at the rate of 21%. If this were to occur, affected Beneficial Owners will receive a refund of the amount withheld, with no need for action on their part, if the Paying Agent submits a duly executed and completed Payment Statement to us and the Guarantor no later than the 10th calendar day of the month immediately following the relevant payment date. In addition, Beneficial Owners may apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A hereto.

In addition to the timely provision of a duly executed and completed Payment Statement, the Notes must be admitted to listing on an organized secondary market in order to allow payments on Notes to be made free and clear of Spanish withholding tax. We believe the Notes will comply with this requirement as long as they are listed on an organized market in an OECD country. See “—Tax Rules for Notes not Listed on an Organized Market in an OECD Country.”

EU Savings Directive

Under European Council Directive 2003/48/EC (the “EU Savings Directive”) on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest in the meaning of the EU Savings Directive or other similar income paid by a paying agent in the meaning of the EU Savings Directive within its jurisdiction to, or collected by such a paying agent for, an individual resident or certain limited types of entity established in that other Member State. However, for a transitional period, Austria and Luxembourg will, subject to certain exceptions, apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent (unless during that transitional period they elect to provide information in accordance with the EU Savings Directive). The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. Luxembourg has announced that it will no longer apply the withholding tax system as from January 1, 2015 and will provide details of payments of interest (or similar income) as from this date.

A number of non-EU countries, and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a paying agent in the meaning of the EU Savings Directive within its jurisdiction to, or collected by such a paying agent for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a paying agent in the meaning of the EU Savings Directive in a Member State to, or collected by such a paying agent for, an individual resident or certain limited types of entity established in one of those territories.

The EU Savings Directive has been amended by the Council Directive 2014/48/EU which was published on April 15, 2014 (the “Amending Directive”). The Amending Directive broadens the scope of the requirements described above. Member States have until 1 January 2016 to adopt the national legislation necessary to comply with the Amending Directive. The changes made under the Amending Directive include extending the scope of the EU Savings Directive to payments made to, or collected for, certain other entities and legal arrangements. They also broaden the definition of “interest payment” to cover income that is equivalent to interest.

Investors who are in any doubt as to their position should consult their professional advisers.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). The proposed FTT has very broad scope. If introduced in the form proposed on February 14, 2013, it could apply to certain dealings in Notes (including secondary market transactions) in certain circumstances. The issuance and subscription of Notes should, however, be exempt.

Under the February 14, 2013 proposal, FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in Notes where at least one party to the transaction is established in the territory of a participating Member State and that a financial institution established in the territory of a participating Member State is a party to the transaction, acting either for its own account or for the account of another person or is acting in the name of a party to the transaction. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State. The FTT proposal remains subject to negotiation between the participating Member States. Additional EU Member States may decide to participate, although certain other Member States have expressed strong objections to the proposal. The FTT proposal may therefore be altered prior to any implementation, the timing of which remains unclear. Prospective holders of Notes are advised to seek their own professional advice in relation to the FTT.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This summary does not purport to be a complete analysis of all tax considerations that may be applicable to a decision to acquire the Notes. This summary applies only to the U.S. holders discussed below who purchase the Notes in the initial offering at their issue price, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold, and hold such Notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is for general information purposes only. This summary does not address the tax consequences applicable to all categories of investors, some of which may be subject to special rules (for example, (i) certain financial institutions, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark-to-market, (ii) investors holding the Notes as part of a straddle, hedge, conversion transaction or other integrated investment, (iii) certain former citizens and residents of the United States, or (iv) investors whose functional currency is not the U.S. Dollar). This summary does not address the effects of any state, local or non-U.S. tax laws or any U.S. federal estate, gift, Medicare contribution or alternative minimum tax considerations.

Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this offering, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. The tax treatment applicable to you may vary depending on your particular tax situation or status.

In this discussion, a U.S. holder refers to a beneficial owner of Notes that is for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof, or the District of Columbia; or

(iii)	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner of a partnership holding Notes, you should consult your tax advisor.

Prospective investors should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes in light of their own particular circumstances, as well as the effect and applicability of any state, local or non-U.S. tax laws.

Interest Payments

Interest paid to a U.S. holder of Notes (including Spanish tax withheld and payments of Additional Amounts, if any) generally will be includible in such U.S. holder’s income as ordinary interest income in accordance with such U.S. holder’s regular method of tax accounting. Interest earned by a U.S. holder on the Notes generally will be treated as foreign source income for U.S. federal income tax purposes which may be relevant in calculating a U.S. holder’s foreign tax credit limitation.

Subject to applicable limitations, some of which may vary depending upon a U.S. holder’s particular circumstances, Spanish income taxes withheld from interest income on a Note at a rate not in excess of any applicable treaty rate may be creditable against the U.S. holder’s U.S. federal income tax liability. A U.S. holder that is eligible for a refund under Spanish law or an applicable treaty of any amount withheld with respect to Spanish taxes will not be eligible to receive a credit of such amount against the U.S. holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances.

Sale, Exchange, Redemption and Other Disposition of Notes

Upon the sale, exchange, redemption or other disposition of the Notes, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than amounts attributable to accrued but unpaid interest not previously included in income, which will be taxable as described above under “Interest Payments”) and the U.S. holder’s tax basis in such Notes. A U.S. holder’s tax basis in the Notes generally will equal the cost of such Notes. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Note exceeds one year at the time of disposition of such Note. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of the Notes generally will be treated as U.S. source gain or loss, as the case may be.

Information Reporting and Backup Withholding

Information returns may be filed with the Internal Revenue Service (the “IRS”) in connection with payments of interest on the Notes and the proceeds from a sale or other disposition of the Notes unless the holder of such Notes establishes an exemption from the information reporting rules. A U.S. holder of Notes that does not establish such an exemption may be subject to U.S. backup withholding on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

Certain U.S. holders who are individuals (and under proposed Treasury regulations, certain entities) may be required to report information relating to securities issued by a non-U.S. person or accounts through which such securities are held, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. holders should consult their tax advisers regarding their reporting obligations with respect to the Notes.

The U.S. federal income tax discussion provided above is included for general information only and may or may not apply to you depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of purchasing, owning and disposing of the Notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING

We intend to offer the Notes through the underwriter named below. Subject to the terms and conditions contained in the underwriting agreement dated as of June             , 2014, between us, the Guarantor and the underwriter, the underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes listed opposite the underwriter’s name below:

Underwriter of Notes	Principal Amount
Citigroup Global Markets Inc.	$

The underwriter has agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased.

We and the Guarantor have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities. The underwriter is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the Notes to the public at the public offering price on the cover page of this Prospectus Supplement, and may offer the Notes to other dealers at that price less a concession not in excess of:             % of the aggregate principal amount of the Floating Rate Notes. The underwriter may allow, and the dealers may reallow, to other dealers a discount not in excess of:             % of the aggregate principal amount of the Floating Rate Notes. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the Issuer:

Public offering price	$
Total underwriting discount	$
Total proceeds to us	$

In connection with this offering, we will pay             % per Floating Rate Note of underwriting discounts to the underwriter (expressed as a percentage of the aggregate principal amount of the respective series of Notes). We estimate that our out-of-pocket expenses for this offering will be approximately $             million.

New Issuances of Notes

The Notes are new issuances of securities with no established trading market. We intend to apply for listing of the Notes on the New York Stock Exchange. We have been advised by the underwriter that it presently intends to make a market in the Notes after completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriter is permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are on the cover page of this Prospectus Supplement, such underwriter may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

General

The underwriter has represented and agreed that it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the accompanying Prospectus, this Prospectus Supplement or any other offering document or any publicity or other material relating to the Notes.

The underwriter has agreed that it will not, in connection with the initial distribution of the Notes, sell Notes to any person in an aggregate amount of less than $150,000.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which will be the eighth Business Day following the date of pricing of the Notes (T+8). Certain requirements under Spanish law prevent settlement within three business days. Specifically, prior to settlement, (i) the Public Deed of Issuance in respect of the Notes must be registered in the Madrid Mercantile Registry and (ii) the announcement related to the issuance of the Notes must be published in the Official Gazette of the Mercantile Registry (Boletín Oficial del Registro Mercantil).

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next succeeding business days will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have engaged in, and may in the future engage in, commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions and may do so in the future.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area (EEA)

Please note that, in relation to EEA Member States, additional selling restrictions may apply in respect of any specific EEA Member State, including those set out in relation to the Kingdom of Spain and the United Kingdom in this section.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (other than the Kingdom of Spain, where the Notes may not be initially offered or sold) (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus Supplement and the accompanying Prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Kingdom of Spain

Neither the Notes nor this Prospectus Supplement have been approved or registered in the administrative registries of the Comisión Nacional del Mercado de Valores (CNMV). Accordingly, the Notes may not be offered or sold in Spain except in accordance with the requirements of (a) the Spanish Securities Law (Law 24/1988, of July 28); (b) Royal Decree 1310/2005, of November 4; and (c) any decrees and regulations made thereunder (and, if applicable, the relevant laws and regulations which in the future may replace the aforementioned existing legal provisions).

The underwriter has represented and agreed that it will not initially offer or sell the Notes in Spain, but the underwriter has made no representation as to subsequent resales of the Notes.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

This prospectus has not been approved by or registered with the Securities and futures Commission of Hong Kong or the Registrar of companies of Hong Kong. The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF THE NOTES

The validity of the Notes and the Guarantee will be passed upon for us by Davis Polk & Wardwell LLP as to matters of New York law, and by Uría Menéndez Abogados, S.L.P. and Telefónica’s general counsel as to matters of Spanish law. Certain matters will be passed upon for the underwriter by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of the Telefónica Group appearing in Telefónica’s Form 20-F, and the effectiveness of Telefónica’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Telefónica management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that Telefónica, the Guarantor, files with the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this Prospectus Supplement. We incorporate by reference into this Prospectus Supplement (i) the Form 20-F filed with the SEC by the Guarantor on March 21, 2014, (ii) the Interim Results Form 6-K filed with the SEC by the Guarantor on June 10, 2014 (SEC Accession No. 0001193125-14-231245), and (iii) the statement on the computation of the ratio of earnings to fixed charges included in the Form 6-K filed with the SEC by the Guarantor on June 10, 2014, (SEC Accession No. 0001193125-14-231238).

We incorporate by reference in this Prospectus Supplement and the accompanying Prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the Exchange Act and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this Prospectus Supplement and the accompanying Prospectus after the date hereof and prior to the completion of an offering of securities under this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement is part of a registration statement filed with the SEC.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this Prospectus Supplement and the accompanying Prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents do not constitute an offer to sell or solicitation of an offer to buy the securities referred to herein in any circumstances under which such offer or solicitation is unlawful. You should not assume that the information in this or any future prospectus supplements is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein can be identified, in some instances, by the use of words such as “will”, “expect”, “aim”, “hope”, “anticipate”, “intend”, “believe” and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this Prospectus Supplement, the accompanying Prospectus and in the documents incorporated by reference herein, including, without limitation, certain statements made in “Risk Factors” in this Prospectus Supplement and “Risk Factors”, “Information on the Company”, “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in the Form 20-F and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effect on the Guarantor’s results of operations of competition in telecommunications markets;

•	trends affecting the Guarantor’s business, financial condition, results of operations or cash flows;

•	acquisitions or investments which the Guarantor may make in the future;

•	the Guarantor’s capital expenditures plan;

•	the Guarantor’s estimated availability of funds;

•	the Guarantor’s ability to repay debt with estimated future cash flows;

•	the Guarantor’s shareholder remuneration policies;

•	supervision and regulation of the telecommunications sectors where the Guarantor has significant operations;

•	the Guarantor’s strategic partnerships; and

•	the potential for growth and competition in current and anticipated areas of the Guarantor’s business.

Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our and the Guarantor’s businesses that could affect the matters referred to in such forward-looking statements include but are not limited to:

•

changes in general economic, business or political conditions in the domestic or international markets in which the Guarantor operates or has material investments that may affect demand for the Guarantor’s services;

•	exposure to currency exchange rates, interest rates or credit risk related to the Guarantor’s treasury investments or in some of the Guarantor’s financial transactions;

•	existing or worsening conditions in the international financial markets;

•

the impact of current, pending or future legislation and regulation in countries where the Guarantor operates, as well as any failure to renew or obtain the necessary licenses, authorizations and concessions to carry out the Guarantor’s operations and the impact of limitations in spectrum capacity;

•	customers’ perceptions of services offered by the Guarantor;

•	the actions of existing and potential competitors in each of the Guarantor’s markets and the potential effects of technological changes;

•	failure of suppliers to provide necessary equipment and services on a timely basis;

•	the impact of unanticipated service network interruptions including due to cybersecurity actions;

•	the effect of reports suggesting that electromagnetic fields may cause health problems;

•	the impact of impairment charges on the Guarantor’s goodwill and assets as a result of changes in the regulatory, business or political environment;

•

potential liability resulting from the Guarantor’s internet access and hosting services arising from illegal or illicit use of the internet, including the inappropriate dissemination or modification of consumer data; and

•	the outcome of pending or future litigation or other legal proceedings.

Some of these and other important factors that could cause such differences are discussed in more detail in “Risk Factors” in this Prospectus Supplement and “Operating and Financial Review and Prospects” and “Business” in the Form 20-F.

Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date of this Prospectus Supplement, the date of the accompanying Prospectus or as of the date of the documents incorporated by reference herein, as the case may be. Neither we nor the Guarantor undertake any obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus Supplement, the accompanying Prospectus or the documents incorporated by reference, as the case may be, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

CURRENCY OF PRESENTATION

In this Prospectus Supplement, we present the Guarantor’s financial information in euros. In this Prospectus Supplement, references to “euros”, “EUR” or “€” are to the single currency of the participating member states in the Third Stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended from time-to-time. References to “U.S. Dollars”, “USD” or “$” are to the lawful currency adopted by the United States of America, unless the context otherwise requires. References to “GBP” or “£” are to the lawful currency adopted by the United Kingdom.

This Prospectus Supplement contains a translation of some euro amounts into U.S. Dollars at specified exchange rates solely for your convenience. See “Exchange Rate Information” below for information about the rates of exchange between euros and U.S. Dollars for the periods indicated.

EXCHANGE RATE INFORMATION

Unless this report provides a different rate, the translations of euros into U.S. Dollars have been made at the rate of $             per €1.00, which was the Noon Buying Rate as published by the Federal Reserve Bank of New York on June             , 2014 for the euro/U.S. Dollar exchange rate. Using this rate does not mean that euro amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.

The following table sets forth the history of the exchange rates of one euro to U.S. Dollars for the periods indicated.

Euro to U.S. Dollar Exchange Rate History(1)

	Last(2)	High	Low	Average(3)
Month Ended June 30, 2014 (through June 6, 2014)	1.3639	1.3639	1.3606	1.3621
Month Ended May 31, 2014	1.3640	1.3924	1.3596	1.3739
Month Ended April 30, 2014	1.3870	1.3898	1.3704	1.3810
Month Ended March 31, 2014	1.3777	1.3927	1.3731	1.3828
Month Ended February 28, 2014	1.3806	1.3806	1.3507	1.3665
Month Ended January 31, 2014	1.3500	1.3682	1.3500	1.3618
Month Ended December 31, 2013	1.3779	1.3606	1.3552	1.3708
Year Ended December 31, 2014 (through June 6, 2014)	1.3639	1.3927	1.3500	1.3714
Year Ended December 31, 2013	1.3779	1.3816	1.2774	1.3303
Year Ended December 31, 2012	1.3220	1.3463	1.2062	1.2912
Year Ended December 31, 2011	1.2973	1.4875	1.2926	1.4002
Year Ended December 31, 2010	1.3269	1.3395	1.3089	1.3225
Year Ended December 31, 2009	1.4332	1.5100	1.2547	1.3955

(1)	The exchange rates on this page are the Noon Buying Rates for the period indicated as published by the Federal Reserve Bank of New York.
(2)	“Last” is the closing exchange rate on the last business day reported of each of the periods indicated.
(3)	“Average” for the monthly exchange rates is the average daily exchange rate during the periods indicated. “Average” for the year ended periods is calculated using the exchange rates on the last day reported of each month during the period.

ANNEX A

DIRECT REFUND FROM SPANISH TAX AUTHORITIES PROCEDURES

1.	Beneficial Owners entitled to receive income payments in respect of the Notes free of any Spanish withholding taxes but in respect of whom income payments have been made net of Spanish withholding tax may apply directly to the Spanish tax authorities for any refund to which they may be entitled.

2.	Beneficial Owners may claim the amount withheld from the Spanish Treasury following February 1 of the year immediately following the year in which the relevant payment was made and within the first four years following the last day on which the Issuer or the Guarantor, as the case may be, may pay any amount so withheld to the Spanish Treasury (which is generally the 20th calendar day of the month immediately following the relevant payment date), by filing with the Spanish tax authorities, among other documents (i) the relevant Spanish tax form, (ii) proof of beneficial ownership and (iii) a certificate of residency issued by the tax authorities of the country of tax residence of such Beneficial Owner (to be obtained from the IRS in the case of U.S. resident Beneficial Owners).

A-1

PROSPECTUS

Debt Securities of Telefónica Emisiones, S.A.U.,

which are fully and unconditionally guaranteed by Telefónica, S.A.

We may offer from time to time in one or more series Debt Securities of Telefónica Emisiones, S.A.U., which are fully and unconditionally guaranteed by Telefónica, S.A.

We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this Prospectus. Such prospectus supplements may also add, update or change information contained in this Prospectus. You should read both this Prospectus and the prospectus supplements, together with the additional information described under the heading “Where You Can Find More Information” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Investing in these securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this Prospectus is May 22, 2012

Page
About This Prospectus	1
Incorporation by Reference	2
Where You Can Find More Information	3
Enforceability of Certain Civil Liabilities	4
Risk Factors	5
Ratio of Earnings to Fixed Charges	6
Legal Matters	7
Experts	7
Information Not Required in a Prospectus	II-1
EX-4.1
EX-5.1
EX-5.2
EX-12.1
EX-23.1
EX-25.1

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we may sell any Debt Securities described in this Prospectus from time-to-time in the future in one or more offerings.

This Prospectus provides you with a general description of the securities that can be offered. Each time Debt Securities are offered under this Prospectus, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this Prospectus. Accordingly, to the extent inconsistent, information in this Prospectus is superseded by the information in any prospectus supplement. You should read both this Prospectus and any prospectus supplement together with the information incorporated by reference that is described in “Incorporation by Reference”.

The prospectus supplement to be attached to the front of this Prospectus will describe the terms of the offering, including the amount and detailed terms of Debt Securities, the public offering price, net proceeds to us, the Guarantor, the expenses of the offering, the terms of offers and sales outside of the United States, if any, the Guarantor’s capitalization, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the Debt Securities.

In this Prospectus and the prospectus supplements, the “Issuer” refers to Telefónica Emisiones, S.A.U. “Telefónica”, “Telefónica, S.A.”, the “Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to the Issuer or the Guarantor, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any Debt Securities to be issued by us and guaranteed by the Guarantor pursuant to this Prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica, the Guarantor, files with the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this Prospectus. Information that Telefónica files with the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the following documents:

•

Telefónica’s annual report on Form 20-F for the year ended December 31, 2011 and filed with the SEC on March 29, 2012 (the “Form 20-F”). The consolidated financial statements included in the Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which do not differ for the purposes of the Group from IFRS as adopted by the European Union; and

•	Telefónica’s report on Form 6-K as furnished to the SEC on May 22, 2012.

We incorporate by reference in this Prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this Prospectus after the date hereof and prior to the completion of an offering of securities under this Prospectus. This Prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

You should rely only on the information incorporated by reference or provided in this Prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This Prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Telefónica’s SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.

With the exception of the reports specifically incorporated by reference in this Prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this Prospectus. See “Incorporation by Reference”.

You may also request a copy of Telefónica’s filings at no cost, by writing or calling Telefónica at the following addresses:

Telefónica, S.A.
Distrito Telefónica, Ronda de la Comunicación, s/n
28050 Madrid
Spain
Attention: Investor Relations
+34 91 482 8700

American Depository Shares representing Telefónica’s common shares are traded on the New York Stock Exchange under the symbol “TEF”.

You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with other or different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this Prospectus or that is incorporated by reference herein.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Issuer, a wholly-owned subsidiary of Telefónica, is a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. Telefónica, the Guarantor, is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. All of the Issuer’s directors and the executive officers and directors of Telefónica, and certain of the experts named in this Prospectus, are not residents of the United States. All or a substantial portion of the Issuer’s assets and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either the Issuer or the Guarantor or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either the Issuer or the Guarantor or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

The Issuer and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of the Debt Securities or the Guarantees and have appointed CT Corporation System, as our agent to accept service of process in any such action.

RISK FACTORS

You should carefully consider the risk factors contained in the prospectus supplements and the documents incorporated by reference into this Prospectus, including, but not limited to, those risk factors in Item 3.D in the Form 20-F, in deciding whether to invest in the Debt Securities being offered pursuant to this Prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Guarantor’s ratio of earnings to fixed charges using financial information compiled in accordance with IFRS as issued by the IASB (“IFRS-IASB”) for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and for the three months ended March 31, 2012:

	Three months ended March 31,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
IFRS-IASB Ratio of Earnings to Fixed Charges	2.7	3.0	5.2	3.9	4.1	4.0

For the purpose of calculating ratios of earnings to fixed charges, earnings consist of profit before tax from continuing operations, plus share of profit or loss of associates, dividends from joint ventures and associates, fixed charges and capitalized interest net of amortization. Fixed charges consist of finance costs, including amortization of debt expense and similar charges, and capitalized interest.

LEGAL MATTERS

Certain legal matters with respect to Spanish law will be passed upon for us by our Spanish counsel, Uría Menéndez Abogados, S.L.P. Certain legal matters with respect to United States and New York law will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Telefónica, S.A. and subsidiaries appearing in Telefónica, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of Telefónica, S.A.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TELEFÓNICA EMISIONES, S.A.U.

$             FLOATING RATE SENIOR NOTES DUE

guaranteed by:

Telefónica, S.A.

Prospectus Supplement

Sole Book-Running Manager

Citigroup

June      , 2014